UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Multi-Fineline Electronix, Inc.

(Name of Registrant as Specified In Its Charter)

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January 20, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. that will be held on Wednesday, March 9, 2011, at 9:00 a.m. at the Company’s Headquarters, 3140 East Coronado Street, Anaheim, California 92806.

The formal notice of the Annual Meeting and the Proxy Statement are included with this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly. A copy of the Company’s 2010 Annual Report to Stockholders is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Philip A. Harding
Chairman of the Board

MULTI-FINELINE ELECTRONIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 9, 2011

To the Stockholders of Multi-Fineline Electronix, Inc.:

The Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), will be held at 3140 East Coronado Street, Anaheim, California 92806 on Wednesday, March 9, 2011, at 9:00 a.m. Pacific Standard Time, for the following purposes:

1. To elect three Class I directors to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

3. To approve the amendment and restatement of the Company’s Amended and Restated 2004 Stock Incentive Plan;

4. To consider a non-binding advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement;

5. To consider a non-binding advisory vote on the desired frequency of a non-binding advisory vote to approve our named executive officer compensation practices; and

6. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Stockholders of record as of the close of business on January 11, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 3140 East Coronado Street, Anaheim, California 92806, for ten days before the meeting.

It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Christine Besnard
Vice President, General Counsel and Secretary

January 20, 2011

i

ii

MULTI-FINELINE ELECTRONIX, INC.

3140 EAST CORONADO STREET

ANAHEIM, CALIFORNIA 92806

(714) 238-1488

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Multi-Fineline Electronix, Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at 3140 East Coronado Street, Anaheim, California 92806 on Wednesday, March 9, 2011, at 9:00 a.m. Pacific Standard Time, and any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about January 27, 2011.

Who Can Vote

Stockholders of record at the close of business on January 11, 2011 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, we had 23,970,454 shares of common stock, $0.0001 par value (the “Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of our outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of our Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the three nominees for Class I director listed in this Proxy Statement, FOR the ratification of the appointment of our independent registered public accounting firm, FOR the approval of the amendment and restatement of our Amended and Restated 2004 Stock Incentive Plan, FOR the advisory vote on our executive compensation, and for ONE YEAR on the frequency of say-on-pay voting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Householding of Proxy Materials

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to us, Attn: Investor Relations Department, 3140 East Coronado Street, Anaheim, California 92806, or contact Investor Relations via our website at http://ir.mflex.com/contactus.cfm. We will provide a separate copy of this Proxy Statement and the annual report to any stockholder at a shared address to which a single copy was delivered. Any such request should be addressed to us, Attn: Investor Relations Department, at the address listed above. Stockholders who currently receive multiple copies of the Proxy Statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to: General Counsel, Multi-Fineline Electronix, Inc., 3140 East Coronado Street, Anaheim, California 92806, who will forward all material communications from stockholders to the appropriate director or directors or committee of the Board based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

Required Vote

Directors are elected by a plurality vote. The three nominees for Class I director who receive the most votes cast in their favor will be elected to serve as directors. The other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals; however, advisory votes on executive compensation are not binding on the Company. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors, actions on stock plans and advisory votes on executive compensation. Those items for which your broker cannot vote result in broker non-votes. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has received the requisite vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 9, 2011

Copies of this Proxy Statement and the Company’s 2010 Annual Report to stockholders are also available online at www.mflex.com\proxymaterials

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board’s members are divided into three classes, each serving staggered three-year terms as follows:

•	Class I, whose term will expire at the Annual Meeting;

•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2012; and

•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2013.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board has recommended, and the Board (including a majority of the independent directors on the Board) has designated, Kheng-Joo Khaw, Linda Yuen-Ching Lim, Ph.D., and Sam Yau to be elected at the Annual Meeting. Mr. Harding will not be standing for re-election due to our corporate governance guidelines that generally prohibit a director from standing for re-election after their 70th birthday or after serving more than three terms on the Board.

If elected at the Annual Meeting, each Class I director will hold office until the annual meeting of stockholders in 2014 and until their successors are duly elected and qualified unless they resign or are removed. Each of Mr. Khaw, Dr. Lim and Mr. Yau are considered “independent” as defined by the applicable listing standards of The Nasdaq Global Select Market (“Nasdaq”) and SEC rules. For a further discussion, please see the section entitled “Director Independence” below.

If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the Board, taking into account any recommendation by the Nominating Committee, to fill the vacancy.

Director Nominations and Board Diversity

The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Board has as an objective that its membership be comprised of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating Committee will select candidates for director based on their character, judgment, diversity of experience and skills, business acumen and ability to act on behalf of all stockholders. The Nominating Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge that may be useful to us and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. There are no other pre-established qualifications, qualities or skills at this time that any particular director nominee must possess. The Nominating Committee does not assign specific weight to particular criteria, nor has it adopted a particular policy. Rather, the Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The goal of the Nominating Committee is to assemble a Board that brings to us a variety of skills derived from high quality businesses and professional experience. The Nominating Committee believes it is appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of Nasdaq and the SEC. The Nominating Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each annual meeting of stockholders, the Nominating Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating Committee will consider various candidates for Board membership, including those suggested by the Nominating Committee members, by other Board members, by any executive search firm engaged by the Nominating Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating Committee in writing with any supporting material the stockholder considers appropriate. Once a slate of candidates is chosen by the Nominating Committee, the Nominating Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that a stockholder’s notice shall be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at our principal executive offices, addressed to the attention of our Secretary, not less than 90 days nor more than 120 days in advance of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received by our Secretary not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made. Information required by the Bylaws to be in the notice include the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that section. The Nominating Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating Committee to determine the eligibility of such proposed nominee to serve as director of the Company.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Multi-Fineline Electronix, Inc., 3140 East Coronado Street, Anaheim, California 92806. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Director Biographical Information

Biographical information concerning each of the directors and nominees for director as of the date of this Proxy Statement is set forth below.

Name	Age	Position
Philip A. Harding	78	Class I director and Chairman of the Board (not standing for re-election)
Kheng-Joo Khaw	62	Nominee for election as Class I director
Philippe Lemaitre	61	Class II director
Linda Yuen-Ching Lim, Ph.D.	60	Class I director and nominee for re-election as Class I director
Reza Meshgin	47	Class III director, President and Chief Executive Officer
Donald K. Schwanz	66	Class II director
Choon Seng Tan	58	Class III director
Sam Yau	62	Class I director and nominee for re-election as Class I director

Philip A. Harding served as the Company’s Chief Executive Officer from January 1988 until March 2008 and has served as a director since September 1988. In December 2003, Mr. Harding assumed the position of Chairman of the Board. Prior to joining the Company, Mr. Harding served as the Chief Executive Officer of Weltec Digital Corporation from 1984 to 1987. From 1981 to 1984, Mr. Harding served as the President of the Remex Division of Excello Corporation, or Excello, after joining Excello in 1979 as the Vice President of Engineering. Prior to joining Excello, Mr. Harding served as the General Manager of the Commercial Systems Division of Electronic Memories and Magnetics Corporation from 1973 to 1979. Each of these companies manufactured computer peripherals and components. From February 1998 to March 2004, Mr. Harding served as Chief Executive Officer of Wearnes Hollingsworth Corporation, an electronic connector company and a member of the WBL Corporation Limited, or WBL Corporation, group of companies. Mr. Harding served as Chairman of the board of directors of Advanced Logic Research, Inc., a former member of the WBL Corporation group of companies, from October 1985 to March 1988. Mr. Harding also served as a member of the board of directors of MFS Technology Pte Ltd., a member of the WBL Corporation group of companies, from October 1994 to September 2000. Mr. Harding holds a B.S.E.E. from Cooper Union College and an M.S. from Columbia University. Mr. Harding brings significant management and industry experience and institutional knowledge to the Board, having served as our Chief Executive Officer for more than 20 years and having served in executive roles for several other computer part manufacturing and electronics companies.

Kheng-Joo Khaw is a director nominee to the Board. Mr. Khaw currently serves on the board of the Singapore Airport Terminal Service, Ltd. (SATS), a position he has held since 2005. He also serves on both the Board Risk Committee and the Nominating Committee for SATS. Previously, Mr. Khaw was Chief Executive Officer of MediaRing, Ltd. from 2002 to 2009 and was also a member of its Board of Directors during that time. From 2000 to 2001, Mr. Khaw was President of Omni Electronics, a wholly owned subsidiary of the Singapore Exchange Limited Main Board-listed Omni Industries, Ltd, one of the largest electronic contract manufacturers in Asia before it was acquired by Celestica, Inc. in 2001. After the acquisition, Mr. Khaw served as Senior Vice President at Celestica, Inc. until 2002. Prior to Omni Electronics, Mr. Khaw spent 26 years at Hewlett-Packard from 1973 until 1999. Mr. Khaw previously served on the board of directors of Total Automation, Ltd., Amtek Engineering, Ltd., and Senoko Power. Mr. Khaw holds an M.B.A. from Santa Clara University, California and a Bachelor of Science in Electronic and Computer Engineering from Oregon State University. Mr. Khaw has extensive experience in both technology and manufacturing operations with Hewlett Packard, including leading the effort to start manufacturing in China and pioneering the smartphone category. Mr. Khaw’s experience as the CEO of two publicly listed, Asia-based companies also provides insight into geographic regions and economic markets where the Company operates. Mr. Khaw will bring this familiarity and expertise to the Board. If elected as a director, the Board anticipates appointing Mr. Khaw to the Audit and Compensation Committees.

Philippe Lemaitre has served on the Board since March 2009. Since September 2007, Mr. Lemaitre has served as a director of Nasdaq-listed Sun Hydraulics Corporation, a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets, serving on its Audit and Nominating Committees and as the Chairman of its Compensation Committee. From October 1999 to January 2007, Mr. Lemaitre served as Chief Executive Officer and President of Woodhead Industries, a publicly held automation and electrical products manufacturer. From October 1999 to September 2006, Mr. Lemaitre also served as a member of Woodhead Industries board of directors, and was the Chairman of the Board from January 2001 through September 2006. Mr. Lemaitre holds an M.S. in civil engineering from École Spéciale des Travaux Publics in Paris, France and an M.S. in engineering from the University of California at Berkeley. Mr. Lemaitre’s experience as a director, including serving as committee and board chairman of other public companies, has provided him with leadership skills and industry expertise that he now brings to our Board. Having served on several different board committees at other organizations, Mr. Lemaitre has a broad background in management nuances, including experience selecting directors and working with finance departments and outside auditors.

Linda Y.C. Lim, Ph.D., has served on the Board since March 2008. Since 1984, Dr. Lim has served as a faculty member at the University of Michigan, becoming Professor of Strategy at the Stephen M. Ross School of Business in 2001, and serving as Director of the Center for Southeast Asian Studies from 2005 through 2009. She is a member of the executive committees of the University’s Center for International Business Education and Center for Chinese Studies, and a faculty associate of the Center for Japanese Studies and the Center for South Asian Studies. She has also served as Associate Director of the University’s International Institute and as a board member of the non-profit Asia Society in New York, and is a board member of the Knight-Wallace Journalism Fellows at the University. Dr. Lim teaches M.B.A courses and executive education sessions on The World Economy and Business in Asia. Dr. Lim has consulted for many organizations, including various U.S. companies, private think-tanks, United Nations agencies and the Organisation for Economic Cooperation and Development. From January 1998 to August 2006, Dr. Lim was a director of Woodhead Industries. Dr. Lim holds a B.A. in economics from Cambridge University, an M.A. in economics from Yale University and a Ph.D. in economics from the University of Michigan. Dr. Lim brings to the Board expertise in global macroeconomics and international relations, as well as strategic expertise, with more than 25 years of experience as a professor in those areas. Particularly, Dr. Lim has spent significant time teaching and researching in Asian studies, giving her specific knowledge of Asian economic and business environments. Her experience as a consultant to U.S. multinational companies further broadens her international business perspective.

Reza Meshgin joined the Company in June 1989 and has served as our President and Chief Executive Officer since March 2008 and as a member of our Board since April 2008. In January 2004, Mr. Meshgin assumed the position as our President and Chief Operating Officer. Prior to this role, Mr. Meshgin served as our Vice President and General Manager from May 2002 through December 2003, and as our Engineering Supervisor, Application Engineering Manager, Director of Engineering and Telecommunications Division Manager. Mr. Meshgin holds a B.S. in electrical engineering from Wichita State University and an M.B.A. from University of California at Irvine. Mr. Meshgin has served more than 20 years with the Company in multiple managerial roles, providing him with significant institutional knowledge and technical expertise. As our Chief Executive Officer, Mr. Meshgin brings to the Board significant senior leadership, as well as industry and global experience. Mr. Meshgin has been instrumental in our major expansion of our overseas manufacturing capacity and in our strategic initiative of diversifying our customer base.

Donald K. Schwanz has served on the Board since May 2008. Mr. Schwanz served from 2002 to 2007 as chairman of CTS Corporation, a leading designer and manufacturer of electronic components and sensors to OEMs in the automotive, computer, communications, medical and industrial markets. In addition, Mr. Schwanz served as CTS’ President and Chief Executive Officer between 2001 and 2007. From 1979 to 2000, Mr. Schwanz held numerous key management positions at Honeywell, Inc. Most recently he served as President of Honeywell Industrial Controls, a $2.8 billion global business specializing in process control systems. Prior to that, he was President of Honeywell’s Space and Aviation Controls business, the leading global supplier of avionics for commercial and business aircraft. Mr. Schwanz currently serves on the board of directors of PNM Resources, an energy holding company, and is on its Finance Committee and Compensation and Human Resources committee. Mr. Schwanz began his business career in 1968 with Sperry Univac, Inc., where he held positions in program management, project engineering, sales and sales support. Mr. Schwanz is a 1966 graduate of the Massachusetts

Institute of Technology where he received his B.S. in mechanical engineering. He received an M.B.A. from the Harvard Business School in 1968. Mr. Schwanz has significant executive experience with the strategic, financial and operational requirements of large manufacturing-oriented organizations, and brings to the Board senior leadership and electronics industry and financial experience. Mr. Schwanz’s experience as a member of various boards, including his work on a variety of board committees, has provided him with a broad business perspective and extensive experience on compensation matters.

Choon Seng Tan has served on the Board since January 2005. Since December 2004, Mr. Tan has served as Chief Executive Officer and as a director of WBL Corporation. Mr. Tan served as the Vice President (Customer Solutions Group) and Managing Director, South East Asia of Hewlett-Packard Singapore, an IT product and services company, from June 2002 through November 2004. From 1997 through 2002, Mr. Tan served in various senior management roles with Compaq, including Vice President and Managing Director of Compaq Computer Asia and Corporate VP, Director and Director of Finance and Strategic Planning for Compaq Computers Asia Pacific. Mr. Tan held various management positions at Hewlett-Packard Far East Ltd. from 1989 through 1996, including Director-Finance and Human Resources and Chief Financial Officer, Singapore. Mr. Tan holds a B.A.C.C. from the University of Singapore. Mr. Tan brings senior management and leadership experience to the Board, having serving in executive roles with two global industry giants, Hewlett-Packard and Compaq. Specifically, Mr. Tan’s experience with those companies’ Asian divisions and his experience as the CEO of a company with extensive operations in China provides him with significant international expertise, and his finance background enables him to provide an important perspective on our financial matters.

Sam Yau has served on the Board since June 2004. Since 1997, Mr. Yau has been a private investor. From 1995 to 1997, Mr. Yau served as Chief Executive Officer of National Education Corporation. From 1993 through 1994, Mr. Yau served as Chief Operating Officer of Advacare, Inc., a medical services company. Mr. Yau currently serves as the lead director on the board of directors of Nasdaq-listed SRS Labs, Inc., a provider of audio and voice technology solutions. Mr. Yau also served as a past Chairman of the Forum for Corporate Directors in Orange County, California. Mr. Yau holds a B.S.S. in economics from the University of Hong Kong and an M.B.A. from the University of Chicago. Mr. Yau brings expertise in corporate leadership and financial management to the Board, having served in executive roles with several large corporations. Mr. Yau has significant global experience in advising growth-focused companies with respect to strategic direction and corporate governance. Mr. Yau’s experience as a director of SRS Labs, Inc. also provides valuable cross-board experience.

Director Independence

A majority of the Board must qualify as “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of Nasdaq. The Board has determined that Messrs. Khaw, Lemaitre, Schwanz and Yau and Dr. Lim qualify as independent directors. The Board has also determined that each director who serves on the Audit Committee, the Nominating Committee and the Compensation Committee is “independent,” as that term is defined by applicable listing standards of Nasdaq and the SEC rules, with the exception of Mr. Tan who serves on the Nominating Committee. Mr. Tan is not deemed independent under the applicable rules because he serves as Chief Executive Officer of WBL Corporation, whose subsidiaries in turn own a majority of our outstanding Common Stock. However, in accordance with Nasdaq rules, the Board has determined that due to the majority stockholder position of the WBL Corporation entities, that it is a reasonable request of WBL Corporation to have Mr. Tan serve as a member of this committee. In addition, each member of the Compensation Committee qualifies as a non-employee and independent director.

Board Leadership Structure

The Board provides oversight of management and holds it accountable for performance. The Board has determined that in the current environment and Company situation this responsibility is best served when the Board functions as a body distinct from management, capable of objective judgment regarding management’s performance. Accordingly, given the depth of experience held by the Company’s current directors, the Board has determined that the position of Chairman should be distinct from the position of Chief Executive Officer at this time in order to best provide the Board with independent leadership. This policy has been in effect since March 2008, when Mr. Meshgin was promoted to the position of Chief Executive Officer. Our current Chairman of the Board, Mr. Harding, previously served as our Chief Executive Officer for more than 20 years. In addition to the above, we believe that this structure is appropriate for us as a non-executive Chairman can objectively assist the Board in reaching consensus on particular policies and strategic actions and the separation improves risk oversight and corporate governance by reducing the potential for excessive power in a single individual.

Board’s Role in Risk Oversight

The Board as a whole is responsible for risk oversight. In this area, our senior management team, headed by our Treasurer, performs an annual enterprise risk survey to identify risks in the strategic, operational, financial reporting and compliance domains for us; evaluates the effectiveness of existing mitigation strategies; plans additional mitigation activities deemed appropriate; and reports to the Board at least annually. The Board discusses such report and advises the senior management team on our risks and risk mitigation activities. In addition, certain areas of risk oversight are delegated to relevant Board committees. The committees report to the entire Board, and the full Board regularly reviews reports from management and the committees on various aspects of our business as it relates to risk and strategies for addressing those risks.

The Audit Committee has oversight responsibilities regarding risk related to our financial statements and auditing, accounting and related reporting processes, and systems of internal controls regarding finance, accounting, financial reporting, and business practices. In addition, the Audit Committee has oversight over any material financial risks as designated by management or the independent auditors.

The Compensation Committee has oversight regarding the effect of compensation policies and structure on our risk profile. In addition, the Compensation Committee oversees and advises the Board on risks related to executive officer and director compensation as well as incentive, equity-based, and other compensatory plans.

The Nominating Committee oversees risks related to the leadership structure of the Board and our corporate governance. This includes risks related to the process for nominating directors, the functioning and effectiveness of the Board, the performance of our CEO, and the Company and CEO’s development plans for senior management.

Board Meetings and Committees; Annual Meeting Attendance

The Board held five meetings during the fiscal year ended September 30, 2010. In fiscal year 2010, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors serve. The Board encourages the directors to attend the annual meetings of its stockholders. In 2010, all of the directors then serving on the Board attended the annual meeting.

The Board has a standing Audit Committee, Compensation Committee and Nominating Committee. The Board has approved a charter for each of these committees that can be found on our website at www.mflex.com.

Audit Committee

Number of Members:	Three

Members:	Mr. Lemaitre (Chair)
Mr. Schwanz
Mr. Yau

Number of Meetings:	Five

Functions:	The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our consolidated financial statements and system of internal accounting control over financial reporting. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and for ensuring that such accounting firm is independent of management. Mr. Lemaitre is our audit committee financial expert as currently defined under the rules of the SEC.

Compensation Committee

Number of Members:	Three

Members:	Dr. Lim
Mr. Schwanz (Chair)
Mr. Yau

Number of Meetings:	Five

Functions:	The Compensation Committee determines our general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for our officers. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	Four

Members:	Mr. Lemaitre
Dr. Lim (Chair)
Mr. Tan
Mr. Yau

Number of Meetings:	Five

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and its committees and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Required Vote

The three Class I nominees receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting in person or by proxy will be elected as directors. A proxy cannot be voted for a greater number of persons than three.

The Board recommends a vote “FOR” election as director of the Class I nominees.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011. PricewaterhouseCoopers LLP has audited our financial statements since fiscal year 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions. Although stockholder ratification of our appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for fiscal years 2010 and 2009 and fees billed for other non-audit services rendered by PricewaterhouseCoopers LLP.

	Fiscal Year Ended September 30,
	2010	2009
Audit Fees(1)	$1,509,675	$1,754,422
Tax Fees(2)	318,956	332,950

Total	$1,828,631	$2,087,372

(1)	Audit fees consisted of fees paid for the annual integrated audit, selected statutory audits and quarterly reviews.
(2)	Tax fees related to compliance with Federal, State, local and foreign tax regulations as well as tax return preparation services were $77,205 and $87,000 for the years ended September 30, 2010 and 2009, respectively. Tax fees related to assistance provided with respect to the review and audit of tax matters by government agencies and tax authorities, including consultations on technical tax matters were $241,751 and $245,950 for the years ended September 30, 2010 and 2009, respectively.

Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our principal independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of our principal independent registered public accounting firm to perform any service that the independent registered public accounting firm would be prohibited from providing under applicable listing standards of Nasdaq or SEC rules. In assessing whether to approve use of our principal independent registered public accounting firm for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the firm. The Audit Committee will approve permitted non-audit services by our principal independent registered public accounting firm only when it will be more effective or economical to have such services provided by the independent registered public accounting firm and where the nature of the services will not impair the firm’s independence. The Audit Committee has granted Mr. Lemaitre, Chairman of the Audit Committee, the discretion to determine whether non-audit services proposed to be performed by PricewaterhouseCoopers LLP require the review of the entire Audit Committee, and in any situation where he deems it appropriate, Mr. Lemaitre, acting alone, has been granted authority by the Audit Committee to negotiate and approve the engagement and/or terms of any non-audit service for us by PricewaterhouseCoopers LLP within the guidelines mentioned above. Mr. Lemaitre reports regularly to the Audit Committee on any non-audit services he approves pursuant to such authority. During the fiscal years ended September 30, 2010 and 2009, all audit and non-audit services performed by our principal independent registered public accounting firm were approved in advance by the Audit Committee or by Mr. Lemaitre on behalf of the Audit Committee.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select different independent auditors for the Company.

The Board recommends a vote “FOR” ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL 3:

APPROVAL OF AMENDMENT AND RESTATEMENT TO

THE AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

General

The stockholders are being asked to approve an amendment and restatement of our 2004 Stock Incentive Plan (the “2004 Plan”), which was approved by the Board on December 10, 2010, subject to stockholder approval. The Amendment and Restatement adds 1,100,000 shares to the share pool under the 2004 Plan and specifically provides that any exchange program or repricing involving stock options or stock appreciation rights must first be approved by our stockholders.

Set forth below is a summary of the 2004 Plan, which is qualified in its entirety by the specific language of the 2004 Plan. A copy of the 2004 Plan is included at the end of this Proxy Statement as Exhibit A. Stockholders are urged to read the complete text of the 2004 Plan.

Plan Administration

The 2004 Plan is administered by the Compensation Committee in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Such committee, acting as the 2004 Plan Administrator, has full authority to interpret the provisions of the 2004 Plan and to determine those individuals who are eligible to receive awards under the 2004 Plan, the timing of such awards, the type and magnitude of awards and the terms thereof. The Compensation Committee has absolute discretion to adopt, amend and rescind rules, procedures, and forms relating to the 2004 Plan, to interpret the 2004 Plan and apply its provisions, to amend the 2004 Plan and any awards thereunder, and to make all other determinations and take any actions deemed necessary or advisable for the administration of the 2004 Plan. All decisions and interpretations of the Compensation Committee are binding on all participants. In addition, prior to March 2010 the Board had appointed a Special Compensation Committee, comprised solely of independent, non-employee directors who were members of the Compensation Committee, for purposes of taking actions on behalf of the Compensation Committee when required by the Code and/or other applicable rules or regulations. As used herein, references to the Compensation Committee shall include the Special Compensation Committee as applicable. Since March 2010, all members of our Compensation Committee have been independent, non-employee directors, so a special committee is no longer necessary.

Purpose

The 2004 Plan is intended to facilitate the attraction and retention of qualified employees and other service providers, and to promote our long-term success and the creation of stockholder value by encouraging employees, directors, and consultants to focus on long-range objectives and by aligning their incentives with those of stockholders.

Background of the 2004 Plan

The 2004 Plan was originally adopted by the Board and approved by our stockholders in June 2004. The 2004 Plan is administered by the Compensation Committee, as described above. The 2004 Plan provides for the grant of stock options, restricted stock, stock appreciation rights, restricted stock units, performance shares, performance units and cash-based awards. Incentive stock options, performance shares, performance units and cash-based awards may be granted only to employees. Nonstatutory stock options and other stock-based awards may be granted to employees, non-employee directors, advisors and consultants. As of December 31, 2010, approximately 11,463 employees and six non-employee directors were eligible to be considered for the grant of awards under the 2004 Plan. The number of advisors and consultants who are eligible to be considered for the grant of awards under the 2004 Plan cannot be determined because the Compensation Committee has discretion to select these participants.

Shares Subject to the 2004 Plan

Under the 2004 Plan as amended and restated, 3,976,400 shares of Common Stock have been authorized for issuance. This number includes the 1,100,000 shares that are being added to the 2004 Plan’s share pool under the current amendment and restatement. No participant in the 2004 Plan can receive option grants or stock appreciation rights for more than 1,000,000 total shares in any calendar year, or performance shares, restricted stock, or restricted stock units for more than 1,500,000 total shares in any fiscal year. The closing price for our Common Stock on Nasdaq on January 11, 2011, was $27.48 per share.

Plan Features

The 2004 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and cash-based awards. Each type of equity-based award is described below:

•	Stock Options

A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future.

The exercise price of each stock option granted under the 2004 Plan is determined by the Compensation Committee. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the Common Stock on the date of grant. The exercise price of a stock option intended to qualify as an incentive stock option (“ISO”) under the Code may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of our capital stock). Incentive stock options may not have a term of greater than ten years (or five years if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of our capital stock).

Options granted under the 2004 Plan may be subject to performance-based, or time-based vesting. In general, options with time-based vesting granted to optionees other than non-employee directors vested as to  1/4 of the shares subject to the grant on the first anniversary of the date of grant, with   1/48th of the total number of shares vesting each month thereafter, subject to the participant’s continued employment through the applicable vesting date. In no event may options granted under the 2004 Plan be exercised more than 10 years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of our capital stock).

•	Stock Appreciation Rights

A stock appreciation right (“SAR”) is the right to receive, at the time of exercise, the difference between the fair market value of a share of stock and the exercise price of the SAR. SARs may be settled in stock, in cash, or a combination of both, at the discretion of the Compensation Committee. The exercise price of a SAR is determined by the Compensation Committee. SARs may be awarded as standalone awards, or in tandem with stock options (in which case the SARs are exercisable only if the accompanying stock option is forfeited).

As historically granted, SARs granted by the Company vest either 100% on the third anniversary of the date of grant or  1/3 a year over three years and are settled in stock.

•	Restricted Stock Awards

Restricted stock grants are awards of stock subject to restrictions which lapse subject to continued employment, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Shares may be awarded under the 2004 Plan for such consideration as the Compensation Committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes, future services, or services rendered prior to the award, without a cash payment by the grantee. Holders of restricted stock under the 2004 Plan have the same voting, dividend, and other rights as our other stockholders.

•	Restricted Stock Units

Restricted stock units (“RSUs”) give recipients the right to acquire a specified number of shares of stock, or the equivalent value in cash, at a future date upon the satisfaction of certain conditions established by the Compensation Committee and as set forth in an RSU agreement. RSUs may be granted in consideration of a reduction in the recipient’s other compensation, but no cash consideration is required of the recipient. Recipients of RSUs do not have voting or dividend rights, but may be credited with dividend equivalent compensation.

•	Performance Shares and Performance Units

Performance shares and performance units are awards which entitle the participant to a future payment of stock or cash (or a combination of both) based on the level of achievement of predetermined Company performance goals. Each performance share has an initial value equal to the fair market value of our Common Stock on the date of grant, and each performance unit carries a notional value determined by the Compensation Committee. Each performance award granted under the 2004 Plan is evidenced by an award agreement specifying the number of performance shares or units granted, the performance period over which the award vests, the applicable performance goals, and such other provisions as the Compensation Committee shall determine.

Performance shares and units are payable at the close of the applicable performance period, and must be paid no later than the fifteenth day of the third month of the calendar year following the year in which the applicable performance period ends.

Automatic Grants to Outside Directors

The 2004 Plan provides for automatic, nondiscretionary grants of awards of RSUs to non-employee directors. The Plan provides that a non-employee director who first joins the Board on or after March 11, 2010 is automatically granted an initial RSU award on the date of his or her election to the Board in a number of shares equal to $70,000 divided by the fair market value of the Common Stock on the trading day immediately preceding the date of the grant, rounded to the nearest whole share. The initial award vests in full on the first anniversary of the date of the grant. On the day following each of our regularly scheduled annual stockholder meetings, beginning with the annual meeting which occurred on March 11, 2008, each non-employee director is automatically granted a number of RSUs equal to $70,000 divided by the fair market value of the Common Stock on the trading day immediately preceding the date of the grant, rounded to the nearest whole share, provided the director has served on the Board for at least six months and will continue to serve on the Board following the annual meeting. These RSUs vest in full on the first anniversary of the date of grant or, if earlier, immediately prior to our next annual stockholder meeting following the date of grant. Both the initial and annual award of RSUs become vested in full if a change in control occurs with respect to the Company during the director’s service. Generally, RSUs are settled as they vest, in shares of Common Stock or, in our sole discretion, in cash. However, the applicable stock unit award agreement may provide for settlement of any or all of the vested RSUs upon the director’s termination of service as a member of the Board, or provide that the director may elect to defer settlement of any or all vested RSUs.

Performance Awards

The 2004 Plan is intended to qualify as a “performance-based” plan under Code Section 162(m). Code Section 162(m) limits our ability to claim tax deductions for compensation to our most senior executive officers in excess of $1,000,000 per year, unless the compensation is paid based on achievement of performance goals that are set using stockholder-approved criteria and such approval is received at least once every five years. The 2004 Plan provides that any award granted under the plan may be a performance-based award, with the extent to which such an award is earned or vested to be based on the achievement of performance goals specified with respect to each performance period under the 2004 Plan.

For each performance period, with respect to performance-based awards other than stock options and SARs, the Compensation Committee will establish in writing: (1) target awards for each plan participant, (2) the performance goals which must be achieved in order for the participant to be paid a target award, and (3) the payout formula for determining the actual award paid to a participant. The payout formula will be based on a comparison of actual performance to the performance goals, provide for the payment of a participant’s target award if the performance goals for a relevant performance period are achieved, and provide for an actual award that is greater or less than a participant’s target award depending upon the extent to which actual performance exceeds or falls below the performance goals.

A participant’s cash-based target awards will be (1) expressed as a percentage of his or her base salary, (2) expressed as a percentage of an award pool established for the particular plan year, or (3) a specified amount determined by the Compensation Committee. The Compensation Committee may determine in its sole discretion whether or not to establish an award pool for a particular performance period.

Base salary under the 2004 Plan means the participant’s annualized salary rate on the last day of the fiscal year or on the last day of the last applicable fiscal year for any performance period, as determined by the Compensation Committee.

The performance goals applicable to the participants may consist of one or more of the following measures: (a) net earnings or net income (before or after taxes), (b) earnings per share, (c) operating earnings, (d) net sales, (e) sales growth, (f) net revenues, (g) revenue growth, (h) net operating profit, (i) net operating profit growth, (j) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), (k) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), (l) earnings before or after taxes, interest, depreciation, and/or amortization, (m) gross or operating margins, (n) productivity ratios, (o) share price (including, but not limited to, growth measures and total shareholder return), (p) expense targets, (q) margins, (r) operating efficiency, (s) market share, (t) customer satisfaction, (u) working capital targets, (v) operating margin, (w) pre-tax profit, and (x) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital). The above performance measures may be used to measure our performance or of any parent or subsidiary, or any combination thereof, as the Compensation Committee deems appropriate, or as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee deems appropriate, or the Compensation Committee may select performance measure (o) above as compared to various stock market indices. The Compensation Committee may provide in any performance-based award agreement that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, and (h) any other adjustment item permissible under Code Section 162(m) for deductibility.

Award Agreements

Each award under the 2004 Plan is evidenced by an award agreement, which sets forth the terms of the award. Subject to the terms of the 2004 Plan, the Compensation Committee has the discretion to establish the terms of any specific award granted under the 2004 Plan, including any vesting arrangement and exercise period. The award agreement may provide for accelerated exercisability in the event of the participant’s death, disability, retirement, or other events.

Adjustments upon Changes in Capitalization

In the event of a recapitalization, stock split or similar capital transaction, appropriate adjustment will be made to the number of shares reserved for issuance under the 2004 Plan, including the limitation regarding the total number of shares underlying awards that may be given to an individual participant in any calendar or fiscal year, the number of shares underlying outstanding awards, any applicable exercise price of awards, and other adjustments in order to preserve the benefits of outstanding awards under the 2004 Plan.

Adjustments upon Change in Control

In the event of a “change in control,” as defined in the 2004 Plan, vesting or exercisability of outstanding time base awards will be accelerated. Further, the applicable performance measures for the performance period in which such change in control occurs will be deemed achieved as of the date immediately prior to such change in control, and the performance awards with respect to such period will be paid on such date, provided that the Compensation Committee may reduce a target award below the amount that would otherwise be payable.

Plan Amendment and Termination

The Board may amend or terminate the 2004 Plan at any time, provided that such amendment or termination shall not adversely affect any award previously granted under the plan without the consent of the award holder. The 2004 Plan will terminate ten years after its adoption, unless earlier terminated by the Board.

New Plan Benefits

Except with respect to the automatic grant of RSUs to non-employee directors which are described above, grants under the 2004 Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2004 Plan as amended and restated are not determinable at this time.

Specific Plan Benefits

The following table discloses the awards granted to the persons or groups specified below under the 2004 Plan as of January 11, 2011:

Name and Position	Number of RSU and PRSU Awards	Number of Stock Options	Number of Stock Appreciation Rights
Philip A. Harding, Chairman	74,153	115,000	—
Philippe Lemaitre, Director	13,461	—	—
Linda Yuen-Ching Lim, Ph.D., Director	14,629	—	—
Donald Schwanz, Director	15,591	—	—
Choon Seng Tan, Director	—	—	—
Sam Yau, Director	15,126	45,000	—
Reza Meshgin, Director, President and Chief Executive Officer	163,829	85,000	132,075
Tom Liguori, Executive Vice President and Chief Financial Officer	95,555	—	49,266
Thomas Lee, Executive Vice President of Operations	63,441	57,000	39,710
Christine Besnard, Vice President, General Counsel and Secretary	43,128	20,000	36,120
All current executive officers as a group (4 persons)	365,953	162,000	257,171
All current directors who are not executive officers as a group (6 persons)	132,960	160,000	—
All employees, including all current officers who are not executive officers, as a group	835,180	889,000	163,891

Certain Federal Income Tax Consequences

The following is only a summary of certain United States federal income tax consequences to recipients of awards under the 2004 Plan and is for general information purposes only. This summary is based on the United States federal income tax laws now in effect, and as currently interpreted, and does not take into account possible changes in such laws or interpretations. Furthermore, this summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Code Section 409A to the extent an award is subject to and does not satisfy the rules promulgated thereunder, nor does it describe state, local or foreign tax consequences. This summary does not consider the United States federal income tax consequences to recipients in light of their individual circumstances or to recipients subject to special treatment under the federal income tax laws. THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PERSON AND RECIPIENTS OF AWARDS UNDER THE 2004 PLAN SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS ON THEIR INDIVIDUAL CIRCUMSTANCES.

An optionee receiving nonstatutory stock options under the 2004 Plan will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee’s resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. The Code provides for reduced tax rates for long-term capital gains based on the taxpayer’s income and the length of the taxpayer’s holding period.

Optionees receiving incentive stock options granted under the 2004 Plan will not recognize income upon grant or qualifying exercise of the option under the Code unless the alternative minimum tax rules apply. Upon an optionee’s sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of either of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

The recipient of a restricted stock award will generally recognize ordinary compensation income when such shares are no longer subject to a substantial risk of forfeiture, based on the excess of the value of the shares at that time over the price, if any, paid for such shares. However, if the recipient makes a timely election under the Code to be subject to tax upon the receipt of the shares, the recipient will recognize ordinary compensation income at that time equal to the fair market value of the shares over the price paid, if any, and no further ordinary compensation income will be recognized when the shares vest.

Recipients of SARs, RSUs, performance shares or units, and cash awards will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery.

Subject to certain limitations, we are entitled to a deduction for Federal income tax purposes equal to the amount of ordinary compensation income recognized by the recipient of an award at the time such income is recognized, so long as we make any required tax withholding with respect to such income. However, the deduction of compensation paid to certain executives may be subject to a $1,000,000 annual limit under Code Section 162(m).

As discussed above, under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1,000,000 paid to our “covered employees” (as described below). Certain performance-based compensation is exempt from this deduction limit if it meets the requirements of Code Section 162(m), including a requirement that payment of the compensation be contingent upon achievement of performance goals that are established and administered in a manner specified under Section 162(m). In addition, to qualify as performance-based compensation, the compensation (or the plan under which it is granted, including the possible performance goals that may be used) must have been approved by stockholders, there must be a limit on the amount of compensation that may be paid to an employee during a specified period of time, and achievement of the applicable performance goals must be substantially uncertain at the time the individual awards are established. Finally, Code Section 162(m) imposes certain independence requirements on the members of the Board-level committee administering the performance-based compensation program.

The regulations governing Code Section 162(m) provide that a “covered employee” is determined in accordance with the executive compensation disclosure rules under the Securities Exchange Act of 1934 (the “Exchange Act”). However, the Exchange Act was amended in 2006 and no longer tracks the definition of “covered employee” as defined in Code Section 162(m). The Exchange Act now requires disclosure of a company’s principal executive officer and principal financial officer regardless of compensation, and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer as determined as of the end of the last completed fiscal year. As a result of this disconnect, the Internal Revenue Service released guidance in June 2007 providing that for purposes of Code Section 162(m), a “covered employee” means the principal executive officer (or anyone acting in such capacity) and the three highest paid officers for the relevant taxable year (other than the principal executive officer or the principal financial officer). Accordingly, we will apply this guidance to its covered employees for the purposes of Code Section 162(m).

Any deferrals made under the 2004 Plan, including awards granted under the 2004 Plan that are considered to be deferred compensation, must satisfy the requirements of Code Section 409A to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments and distributions. We intend to attempt to structure any deferrals and awards under the 2004 Plan to meet the applicable tax law requirements.

The foregoing does not purport to be a complete summary of the Federal income tax considerations that may be relevant to holders of options, restricted shares, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units, or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death.

ERISA

The 2004 Plan is not a tax-qualified plan under Code Section 401(a), and is not subject to of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Required Vote

Approval will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. In the event approval is not obtained, the amendment will not become effective and will not be added to the 2004 Plan.

The Board recommends a vote “FOR” the amendment and restatement of the 2004 Plan.

PROPOSAL 4:

ADVISORY VOTE RELATED TO EXECUTIVE COMPENSATION

In conjunction with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, as well as long-term and strategic goals, and the creation of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 21 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

Our guiding compensation philosophy is that the compensation of our executive officers should encourage the achievement of strategic corporate objectives that, over time, create sustainable stockholder value. It is the Compensation Committee’s philosophy to align the interests of our executive officers and stockholders by integrating the executives’ compensation opportunities with our annual and long-term corporate strategic and financial objectives. The Compensation Committee bases its executive compensation actions and decisions on the following core principles:

•

Compensation should be closely linked to our financial and operational performance, with total compensation targeted around the 50th percentile of the competitive market and targeted incentive pay structured to pay above or below target based upon actual performance;

•	Health and welfare benefits should be competitive with other similarly sized companies in our industry, but perquisites should be minimal and constitute a nominal portion of total compensation; and

•	Compensation should be reflective of competitive market and industry practices, and balance our need for talent with the need to maintain reasonable compensation costs.

More specifically, we have put these principles into effect with the following:

•

Named executive officer compensation is generally delivered through four principal components: (1) base salary, (2) short-term, performance-based incentive compensation (cash bonus), (3) long-term incentive compensation, consisting of both time-based equity awards (RSUs and SARs) and performance-based equity awards, and (4) perquisites and other benefits (consisting primarily of insurance and auto and financial planning allowances, and generally representing less than 4% of target compensation);

•	Incentive-based pay represents more than 65% of our named executive officers’ targeted total direct compensation, and over 75% of our chief executive officer’s targeted total direct compensation; and

•	Approximately half (or higher) of our named executive officers’ total direct compensation is made in the form of equity awards.

Our Compensation Committee believes in using best practices in corporate governance and executive compensation and accordingly:

•	We do not have employment agreements with any of our named executive officers;

•	Other than a “double-trigger” change-in-control provision applicable to all participants in our 2004 Plan, we do not offer change-in-control payments or benefits to our named executive officers;

•	We do not have any guaranteed pension or supplemental retirement benefits;

•	We do not provide any tax gross-up payments with respect to any payment made, or benefit for, our named executive officers;

•	We require our executive officers and directors to maintain certain stock ownership levels;

•	We do not reprice options and this year, we are asking stockholders to approve an amendment to our 2004 Plan which would require stockholder approval before any future repricing;

•	We do not allow executives to hedge their company stock holdings; and

•

We have adopted a compensation recovery policy that allows us to require executives to reimburse the Company for the difference between any performance-based award paid to the executive based on achievement of financial results that are subsequently restated, and the amount the executive would have earned under the plan based on the restated financial results.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” this proposal.

PROPOSAL 5:

ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 4 included on page 18 of this proxy statement. When voting on this Proposal 5, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and, therefore, our Board recommends that you vote for a one-year interval for the advisory vote on our named executive officers’ compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on named executive officer compensation will allow our stockholders to provide us with their direct and timely input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of voting every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Company, the Board may decide that it is in the best interests of the Company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board recommends a vote for the option of “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation.

The following pages contain a report issued by the Compensation Committee relating to executive compensation for 2010 and 2011 and a report issued by the Audit Committee relating to its review of our accounting, auditing and financial reporting practices. Stockholders should be aware that under SEC rules, the Compensation Committee Report and the Audit Committee Report are not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates under a written charter adopted by our Board on April 12, 2004, and most recently amended on December 10, 2010. A copy of the Compensation Committee Charter is available on the Company’s website at www.mflex.com. The members of the Compensation Committee are Linda Lim, Ph.D., Donald Schwanz (Chair) and Sam Yau, each of whom is a non-employee director under Section 162(m) of the Code and meets the independence standards established by Nasdaq.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the SEC’s compensation disclosure rules with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Linda Lim, Ph.D.

Donald Schwanz (Chairman)

Sam Yau

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation programs for our chief executive officer, or “CEO,” and chief financial officer, or “CFO,” in fiscal year 2010, as well as our two other executive officers employed at the end of fiscal year 2010, all of whom we refer to collectively as our named executive officers or NEOs. Our named executive officers for fiscal year 2010 were:

•	Reza Meshgin, President and Chief Executive Officer;

•	Tom Liguori, Executive Vice President and Chief Financial Officer;

•	Thomas Lee, Executive Vice President of Operations; and

•	Christine Besnard, Vice President, General Counsel and Secretary.

Executive Summary

Our executive compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with our “pay-for-performance” philosophy, the total compensation received by our named executive officers will vary based on corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation, long-term incentive awards and minimal perquisites and other benefits.

Our Compensation Committee believes that employees in higher ranks should have a higher proportion of their total compensation delivered through pay-for-performance elements, such as annual performance-based incentive bonus plans and long-term equity compensation. As a result, our NEO’s compensation is significantly correlated, both upward and downward, to our financial performance. The Compensation Committee further believes that executive compensation packages provided to our senior executives should include both cash and share-based compensation and incentives. The use of share-based compensation more directly ties executive compensation and long-term wealth generation for executives to the results and benefits received by stockholders.

Beginning in fiscal year 2010, and consistent with our pay-for-performance philosophy, our Compensation Committee revised our compensation practices to introduce performance-based RSUs (“PRSUs”) as part of our long-term incentive awards program. Generally, these PRSUs measure performance over three years using multiple performance goals. In the fiscal year 2010 award, these performance goals included multiple customer and market diversification and revenue goals, and in the fiscal year 2011 award, revenue, relative total shareholder return and return on invested capital, or ROIC, goals were included.

In furtherance of our pay-for-performance philosophy, during fiscal year 2010 the Compensation Committee commissioned a pay-for-performance study by its compensation consultant, Compensia. This study compared the compensation of our executives over the then-three most recently completed fiscal years to the executive compensation of our 20 U.S.-based peer companies. This study found that:

•	when taking into account total shareholder return, sales growth, net income growth and return-on-equity, our composite corporate performance was consistently in the top quartile over all three years;

•	total realized direct executive compensation for our fiscal year 2009 was strongly aligned with our corporate performance; and

•

our two year realized total direct compensation was moderately aligned with Company performance for our CEO (with compensation being at the 72nd percentile and Company performance at the 100th percentile), but with less alignment among our other executives (with other executives being paid at the 53rd percentile and performance being at the 100th percentile).

In addition to this study, the Compensation Committee commissioned a competitive market analysis from Compensia, comparing the compensation of our executives to that of the executives at our peer group and published survey data. Highlights of this study found:

Element	Our Practice
Base Salary	• Current base salaries for our NEOs range between the market 35th and 70th percentile and, on average are at the 50th percentile of market
Target Total Cash Compensation	• Target bonus percentages were generally competitive, but when combined with salaries, target total cash compensation was generally between the 25th percentile and the median
Long-Term Compensation

•    Fiscal year 2009 equity award grant values were between the median and the 75th percentile

•    We deliver a greater portion of long-term incentive award values in performance shares (~50%) than most of our peers (~25%)

Mix of Pay

•    Our mix of pay is more heavily weighted towards equity compensation than the companies in the study

•    Approximately 60% of our CEO pay for 2010 was in equity, versus 53% for the companies in the study

•    Approximately 56% of our other executives’ pay for 2010 was in equity, versus 43% for the companies in the study

Despite a challenging economic environment, we delivered strong financial results in fiscal years 2010 and 2009, as reflected in the table set forth below. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on November 15, 2010 for a more detailed description of our fiscal year 2010 financial results.

	Fiscal Years Ended September 30,
	2010	2009
	(in millions, except ROIC)
Net revenue (as reported)	$791.3	$764.4
Net revenue (as adjusted(1))	$791.3	$763.3
Net income (as reported)	$29.8	$46.1
Net income (as adjusted(1))	$36.3	$55.0
Return on invested capital (“ROIC”) (as adjusted(1))	15.9%	23.5%

(1)	Our Compensation Committee sets performance goals for our cash-based annual incentive plan each year. In each of fiscal years 2009 and 2010, the three corporate performance goals were based on net revenue, net income and ROIC. According to the plan documents, certain items (whether positive or negative) are excluded from calculation of the metrics in determining the attainment of the performance goals. As explained further below, in fiscal year 2010, the Compensation Committee used its negative discretion to include certain items that would have otherwise been excluded per the plan documents, which had the effect of reducing the cash-based incentive pay made to our executives for the year.

Our corporate performance was a key factor in our executive compensation actions and decisions for fiscal year 2010:

•

Net sales, net income and ROIC, adjusted to exclude items discussed in more detail below, are the key metrics for annual incentive awards. Performance with respect to net sales and net income was below target, with ROIC performance being above target, resulting in annual incentive awards below target for our named executive officers and below the dollar amounts paid for fiscal year 2009.

•

Long-term incentives make up a significant portion of each of our named executive officer’s target compensation and the value of their equity awards is directly linked to the performance of our stock. In addition, as discussed above, a significant portion of executive’s stock grants now vest based on performance metrics, rather than just vesting over time. For example, in fiscal 2009, 50% of our executives’ stock grants were time-based RSUs, with the other 50% being time-based SARs. In fiscal years 2010 and 2011, equity grants were changed to include both time-based and performance-based grants. Between 79% and 83% of the total targeted equity compensation was performance-based.

•	Based on our analysis of the overall economy and our review of competitive positioning, we gave only 1% to 2.5% salary increases for fiscal year 2010 to our NEOs.

Compensation Programs Objectives and Philosophy

The Compensation Committee believes that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the Compensation Committee’s philosophy to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate strategic and financial objectives. The Compensation Committee believes that an executive compensation program can send powerful messages about expected behaviors and results. We believe that:

•	Leadership’s decisions and behaviors drive our performance results;

•	An accountability-oriented performance management and development system is essential to align executive behaviors with key performance metrics; and

•

Our executive compensation program is a critical part of our accountability-oriented system, both influencing executive behaviors around key performance metrics and fostering a high-performance culture.

In furtherance of these beliefs, our executive compensation program is founded on the following:

•

To be reflective of competitive market and industry practices, offering both competitive programs and compensation opportunities, and balancing our need for talent with the need to maintain reasonable compensation costs.

•	To be designed to attract, motivate, and retain executive talent willing to commit to building long-term stockholder value.

•	To encourage executive decision-making in alignment with our business strategy and to focus executives’ efforts on the performance metrics that drive stockholder value.

•	To reinforce the desired behaviors of meeting and/or exceeding performance targets by rewarding superior performance, and differentiating rewards based on the performance level achieved.

•

To establish a pay-for-performance-oriented system that considers our performance and pay in the context of peer performance and pay, with the philosophy that Company performance in the upper tier relative to our peer group merits higher levels of compensation and conversely, underperformance relative to our peer group merits lower levels of compensation.

Our Compensation Committee

Our Compensation Committee is currently comprised of three directors, all of whom are independent, non-employee directors. Prior to March 2010, our Compensation Committee was comprised of four directors, three of whom were independent and all of whom were non-employee directors. Although one member of our Compensation Committee prior to March 2010 did not meet the independence standards established by Nasdaq and the rules and regulations of the SEC, all compensation decisions that are subject to the independence requirements were ratified or approved by either a special committee of the Compensation Committee comprised solely of the independent, non-employee directors on the Compensation Committee, which we refer to as the Special Compensation Committee, or a majority of the independent, non-employee directors on our Board. As used in this Compensation Discussion and Analysis, all approvals or recommendations by the Compensation Committee prior to March 2010 included the approval or recommendation by the Special Compensation Committee or a majority of the independent, non-employee directors on the Board where so required.

The Compensation Committee is responsible for developing and monitoring compensation arrangements for our executive officers (including determining the compensation of our named executive officers), administering our equity incentive plans (including reviewing and approving grants to executive officers) and other compensation plans, as well as performing other activities and functions related to executive compensation as may be assigned from time to time by the Board.

Role of Chief Executive Officer in Compensation Decisions

Our CEO annually reviews the performance of each of his direct reports, including each of our NEOs, relative to individual and corporate annual performance goals established for the year. He then presents his compensation recommendations based on these reviews to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any compensation recommendations relating to executives that were made by our CEO and approves all compensation decisions for our executives. The Board as a whole performs the annual review of our CEO and the Compensation Committee, and, in addition to Compensation Committee approval, the independent members of our Board approve all compensation decisions for our CEO.

Setting Executive Compensation

Peer Group Comparison

We believe that external comparisons for compensation-setting purposes should be primarily against companies which fairly represent the potential market for executive talent at the Company and that are consistent with the business and market challenges that we face. To attract and retain the most qualified executives, we seek to offer a total compensation package competitive with companies in our “peer group,” which, when making 2011 compensation decisions in fiscal year 2010 consisted of:

•	Atheros Communications

•	Atmel Corp.

•	Benchmark Electronics, Inc.

•	CTS Corp.

•	Coherent Inc.

•	Fairchild Semiconductor Intl

•	International Rectifier Corp.

•	Methode Electronics Inc.

•	Microsemi Corp, Molex, Inc.

•	Nam Tai Electronics

•	Omnivision Technologies

•	Photronics, Inc.

•	Plexus Corp.

•	Radisys Corp.

•	RF Micro Devices

•	Rogers Corp.

•	Sanmina-SCI Corp.

•	Smart Modular Technologies

•	TTM Technologies, Inc.

•	Vishay Intertechnology

and when making 2010 compensation decisions in fiscal year 2009, consisted of:

•	AVX Corp.

•	Checkpoint Systems Inc.

•	Coherent Inc.

•	CTS Corp.

•	Dolby Laboratories Inc.

•	Littlefuse Inc.; Methode Electronics Inc.

•	MTS Systems Corp.

•	National Instruments Corp.

•	OSI Systems Inc.

•	Plexus Corp.

•	Rogers Corp.

•	Scansource Inc.

•	Trimble Navigation Ltd

•	TTM Technologies Inc.

While none of the companies in either of these peer groups are our industry competitors, all are technology companies with which we reasonably compete for executive talent. Several of these companies are, or have divisions which have similar contract manufacturing business models to us or use high-volume manufacturing in the course of their business. Many of our competitors are foreign based (and therefore do not disclose executive compensation information in the same manner as U.S. publicly traded companies) and/or consist of mixed business models and do not disclose performance data for business units similar to ours. Therefore, we have determined that it is necessary to use a peer group that is comprised largely of U.S.-based technology companies that are practical proxies for competitors for talent, as well as reasonable proxies for market performance.

Our Compensation Committee reviews the peer group on an annual basis to ensure continued appropriateness of each company in the group and the group as a whole. The Compensation Committee believes that generally, our peer group should be made up of companies which are classified in either the same Global Industry Classification Standard (GICS) code as us, or a closely related GICS code, with revenue and market capitalization of approximately one-third to three times our revenue and market capitalization. Further, the Compensation Committee believes that our revenue should approximate the median revenue of the industry peer group and our market capitalization should be positioned between the 25th and 75th percentile of the peer group.

Ongoing Review of Compensation Trends

In general, the Compensation Committee’s practice is to review general industry trends in executive compensation and, additionally to review peer group compensation practices and compensation levels during the course of the year prior to actually establishing annual compensation packages for our executives, which is done in the first quarter of each new fiscal year. This process allows the Compensation Committee to consider data on our financial performance during the prior year in its analysis, to conduct an assessment of the executives’ contribution to our overall performance, and evaluate progress and results achieved that directly link to corporate business goals and objectives. The Compensation Committee then utilizes this aggregation of information to establish annual base compensation, performance-based incentive bonus awards and equity grants (both time and performance-based).

Role of Compensation Consultants

The Compensation Committee uses the services of external compensation consultants to obtain relevant information on compensation practices and trends within the peer group and among the broader market. Beginning in 2010, and as it related to the process for developing executive compensation for 2011, the Compensation Committee engaged Compensia as its independent compensation consultant. Compensia has not been engaged by the Company previously and does not perform any services for the Company. Compensia and the work performed by them is entirely under the direction of the Compensation Committee. Management did not participate in the selection process for the Compensation Committee’s compensation consultant.

Executive Compensation Components

The components of named executive officer compensation consist of base salary, short-term performance-based incentive compensation (cash bonus), long-term incentive compensation, consisting of both time-based equity awards (RSUs and SARs) and performance-based equity awards; and other minimal perquisites and benefits, which are discussed separately below.

Compensation Element	Objectives	Key Features
Base Salaries	To provide a fixed level of cash compensation to reward ongoing services, demonstrated experience, skills and competencies relative to the market value of the job.

Targeted around the 50th percentile of market practice but varies based on unique market demands, hiring needs, experience and other factors

Adjustments are considered annually based on individual performance, level of pay relative to the market, and internal pay equity.

Short-Term Performance-Based Incentive Compensation (Cash Bonus)

Rewards annual corporate performance and achievement of strategic goals.

Aligns NEO’s interests with those of our stockholders by promoting strong annual results through sales and revenue growth and operating efficiencies.

Annual incentive payments are cash awards based on financial targets (net revenue, net income and ROIC in fiscal year 2010; net revenue, net income and cash conversion cycle in fiscal year 2011), as adjusted for unusual or non-recurring items.

Target cash bonuses for the NEOs are:

•    CEO – 100% of his salary;

•    CFO – 55% of his salary; and

•    Other NEO’s – 50% of their respective salaries.

	Retains NEOs by providing market-competitive compensation.	Awards are formula-based, although the Compensation Committee can exercise discretionary adjustments (downward only).

Long-Term Time-Based Incentive Compensation (Equity Awards)

Aligns NEOs’ interests with long-term stockholder interests by linking part of each NEO’s compensation to long-term corporate performance as reflected in equity values.

Provides opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our NEOs.

Retention of NEOs through multi-year vesting of equity grants.

Targeted at a level that will provide total direct compensation (base salary + annual incentive + equity awards) approximating the 50th percentile of the relevant market practice, though the target may range between the 25th and 75th percentile depending upon various factors.

Uses different equity types, RSUs and SARs. In fiscal years 2010 and 2011, 35% of the grant value was made in RSUs, with 65% being in SARs, thus strengthening the link between executive compensation and stockholder value. (Note: RSUs directly track stockholder value and may go up or down in value. SARs only have value if stockholder value increases from the original grant value).

Awards vest either in increments over a three year period or 100% at the end of a three year period.

Compensation Element	Objectives	Key Features
Long-Term Performance-Based Incentive Compensation (Equity Awards)	Same objectives as time-based equity incentive awards above, but with additional objective of rewarding achievement of long-term corporate strategic objectives.

Uses restricted stock units that vest based on achievement of corporate performance metrics over multi-year periods. In fiscal year 2010, the metrics were net revenue and net income targets for 2012 as gating items, and then customer and/or market diversification for our products, plus new market revenue. In fiscal year 2011, the metrics are average net income for 2011–2013 as the gating item, and then net revenue for 2013, three year total stockholder return relative to the Russell 2000 Index at the end of 2013 and average ROIC for 2011-2013.

Awards vest at the end of the performance period.

Other Benefits/Perquisites	To provide additional competitive benefits such as insurance and retirement savings plans to our NEOs.

NEOs are offered:

•    A reasonable Section 401(k) plan in which executives may participate at the same benefit level as all other U.S.-based employees;

•    The same medical, dental and vision plans as other similarly located employees (with the premiums covered by the Company);

•    Long-term disability, life and AD&D plans (with the premiums covered the Company);

•    An auto allowance of $12,000 a year; and

•    Financial planning services in an amount of $5,000 per year.

Mix of Compensation Elements

The Compensation Committee strives to develop comprehensive packages that are competitive with those offered by other companies with which we compete to attract and retain talented executives. To achieve this, the Compensation Committee generally considers that total compensation targeted at the 50th percentile of our peer group to be appropriate, though the compensation may range between the 25th and 75th percentile for any individual executive or all executives as a group depending upon our performance, individual performance and experience level, individual expertise, level of responsibility and tenure with us, general economic conditions and other factors. Generally, executives that are new to their positions would be targeted below the 50th percentile and those with significant demonstrated experience and capability would be targeted above the 50th percentile. In the recent past, the compensation offered to our executives has been below the compensation for individuals in comparable positions at other companies in our peer group with respect to both individual elements of compensation and total compensation. Beginning in fiscal year 2008, in consideration of our rapid growth and profitability, as well as competition for executive talent, the Compensation Committee increased compensation for our executives to bring their compensation closer to market practice.

The Compensation Committee structures compensation such that a significant portion of our executive compensation is variable and incentive-based and tied directly to our performance. For example, in fiscal year 2010, between 66 and 79% of NEO target compensation was incentive compensation, and in fiscal year 2011, between 63 and 76% of NEO target compensation is incentive compensation. In establishing the mix of these different compensation elements, the Compensation Committee considers the mix for such compensation elements as used by our peer and industry groups, as well as the unique circumstances of the Company. Long-term incentive opportunities will generally be greater than annual incentive levels in order to focus executives on long-term, sustainable value creation. For example, in fiscal year 2010, between 60 and 67% of target incentive compensation was long-term opportunities, and in fiscal 2011, between 71 to 76% are long-term opportunities.

Base Salary

Executive Officer Salaries

The Compensation Committee conducts an annual review of the base salary of each named executive officer and sets the salary level of each executive officer on a case-by-case basis, taking into account the salaries paid to comparable executives in our peer group and in market surveys, the individual’s level of responsibilities and performance, hiring needs, unique market demands and experience level. The Compensation Committee begins by reviewing the base salaries recommended by our CEO for his direct reports, as well as a competitive assessment of our executive pay relative to market information, including compensation data from our peer group and industry data compiled by the Compensation Committee’s compensation consultant from a wide variety of manufacturing and service companies (“industry data”). In addition, the Compensation Committee is provided with a financial assessment of the Company relative to our peer group to facilitate a pay-for-performance comparison versus our peers.

We set salaries on a calendar, rather than fiscal, year basis. In November 2009, the Compensation Committee approved base salaries for calendar year 2010 for our named executive officers as follows:

•	Mr. Meshgin, $575,700 (from $570,000 in calendar year 2009);

•	Mr. Liguori, $348,500 (from $340,000 in calendar year 2009);

•	Mr. Lee, $281,875 (from $275,000 in calendar year 2009); and

•	Ms. Besnard, $275,400 (from $270,000 in calendar year 2009).

Short-Term Performance-Based Incentive Compensation

Executive Officer Incentives

Generally, our named executive officers are eligible to receive non-equity (cash) incentive plan compensation (“bonuses”) on an annual basis. The Compensation Committee believes that a significant portion of executive officer compensation should be contingent upon our performance in order to motivate our executives to meet the business and financial objectives of the Company. Accordingly, the Compensation Committee approves an incentive plan at the beginning of each fiscal year, under the portion of the 2004 Plan that has been qualified to comply with the “performance-based compensation” exception of Section 162(m) of the Code, specifying the metrics for calculating each named executive officers’ bonus for such fiscal year. Following the close of such fiscal year, the Compensation Committee reviews the performance of the Company versus the approved metrics, and based upon such review, approves the named executive officer bonuses for the year. Under the terms of our bonus plan for fiscal year 2010, the Compensation Committee had the discretion to reduce awards that would otherwise be payable to named executive officers, and chose to exercise such discretion as more fully described below.

In setting the fiscal year 2010 target bonus opportunities for our named executive officers, the Compensation Committee noted that the 50th percentile for the Company’s peer group and industry data equated to between 46 to 55% of each executive’s base salary (other than the CEO). In determining the target bonus opportunity for Mr. Meshgin, the Compensation Committee noted that the 50th percentile for the Company’s peer group and industry data equated to 100% of the CEO’s base salary. Taking such information into consideration, the Compensation Committee determined that the target bonus opportunities set forth in the table below were appropriate. In addition, the Compensation Committee determined that it was appropriate to base Ms. Besnard’s incentive compensation on her non-pro-rated base salary given that her goals and responsibilities were not pro-rated even given her part-time hours.

Incentive Structure

For fiscal year 2010, the Compensation Committee structured the annual incentive to be based upon the Company’s performance achievement against three different metrics: net revenue; net income, after taxes; and ROIC. The specific target level for each metric was consistent with the annual business plan as approved by our Board for fiscal year 2010. Net revenue was selected as a metric because our Compensation Committee believes that long-term success is dependent upon growth and, therefore, the achievement of revenue targets is to be motivated. Net income was selected as a metric because growth without profitability is not a desired outcome and profitability is a key driver to stockholder value improvement. ROIC was selected as a metric because the Compensation Committee believed that it was important to keep our executives focused on the efficient use of capital in driving growth and profitability. No bonus was payable under the plan if a minimum threshold for net income was not met. The targeted percentage of the annual incentive compensation attributable to each metric was set by the Compensation Committee to achieve a reasonable balance among the metrics. In general, the net revenue and net income metrics were very closely weighted, with slight differences among executives based upon their responsibilities and ability to influence that metric. ROIC was accorded a slightly lower weighting, both because it includes a significant element of income in its calculation and it is less susceptible to management driven improvement over the course of a year. Note, however, that Mr. Lee’s position and role was deemed to have the most direct influence on ROIC because of the significant direct level of responsibility he has for production related capital spending, and accordingly, the Compensation Committee determined that the percentage allocated to the ROIC metric for Mr. Lee should be higher than for the other named executive officers.

The following table sets forth the fiscal year 2010 “On Plan” target bonus opportunity for our named executive officers and the percentage of each named executive officer’s bonus opportunity that was tied to each financial metric in the plan:

Name	Target Bonus Opportunity	Target Bonus Opportunity as a Percentage of Base Salary	Percentage of Bonus tied to Net Revenue	Percentage of Bonus tied to Net Income (after tax)	Percentage of Bonus tied to Return on Invested Capital
Reza Meshgin	$575,700	100%	35%	40%	25%
Tom Liguori	$191,675	55%	35%	40%	25%
Thomas Lee	$140,938	50%	35%	30%	35%
Christine Besnard	$137,700	50%	40%	35%	25%

The following table sets forth the minimum threshold for each financial metric and the portion of the bonus attributable to each metric that would have been paid at the minimum threshold:

Financial Metric	Minimum Threshold	Portion Earned at Minimum Threshold
Net Revenue	80% of targeted metric	50%
Net Income	50% of targeted metric	0%
ROIC	63.3% of targeted metric	0%

The 2010 annual incentive plan was structured to pay out 100% of the targeted incentive for 100% “On Plan” achievement of the targeted metrics. For performance between the minimum threshold and target performance, bonuses were earned on a linear basis between the amount payable at the applicable minimum threshold, and 100% of the financial bonus payable at the target. For above plan performance, the payout is increased above 100% in the same fashion. Performance against each metric is calculated and the payout is determined independently, except that above plan payouts for net revenue or ROIC could not be earned unless net income retained at least the targeted percentage to net revenue. This gating requirement was established to ensure that revenue growth, for example, was not pursued at the expense of profitability.

Additional financial bonus could also be earned if the financial metrics exceeded the targets, provided that net income retained the targeted percentage to revenue. Additional bonus earned in this way was calculated on the same linear basis as was applied between the minimum threshold and target levels. All earned bonus amounts were capped by the bonus accrual provided in the budget for the fiscal year (which was ten percent of our net income) and the maximum bonus that could be earned by any named executive officer was 250% of the target bonus opportunity as a percentage of base salary.

Pursuant to the provisions of our bonus plan, the performance metrics were to be calculated as reported in the annual financial statements included in our Annual Report on Form 10-K for fiscal year 2010, but excluding the effect of: any asset write-down; litigation or claim judgment or settlement; the effect of any change in tax laws, accounting principles, or other laws or provisions affecting net income after taxes; any effect of a reorganization or restructuring; any extraordinary nonrecurring item (as defined for purposes of generally accepted accounting principles); any effect of acquisitions or divestitures; and any foreign exchange loss or gain, in each case, occurring after the establishment of the performance goals. ROIC was to be determined by our CFO in accordance with generally accepted accounting principles and certified by the Compensation Committee at the close of fiscal year 2010. These potential adjustments to “as reported” results were established in order to help ensure that events outside executive management control were not unduly beneficial or detrimental to the executives from a compensation perspective, and to further guard against the structure of the incentive compensation plan discouraging executive actions that would be in stockholder interests but which might adversely impact annual incentive payouts. For example, asset write-downs might have to be taken because of accounting rules coupled with major declines in market valuations driven by outside forces. The asset write-downs, in turn, reduce net income and ROIC, yet, most likely have nothing to do with Company or executive performance. In all of these scenarios, the Compensation Committee evaluates each relevant adjustment to verify that it meets the intent of this provision in the plan. Further, the annual bonus pool limitation on executive incentive compensation provides an added layer of protection to stockholders to ensure that adjustments do not unduly benefit executives when real profits are at low levels.

In fiscal year 2010, approximately $10.7 million in adjustments to net income would have been made pursuant to this provision of the plan, resulting in higher net income than reported and also affecting the ROIC calculation. However, the Compensation Committee reviewed each of the adjustments and determined to exclude approximately $4.2 million of such adjustments for various reasons, resulting in lower payouts to our named executive officers.

The Company achieved financial performance levels for each of the metrics for fiscal year 2010 that were within the range for incentive payouts, and therefore, the following bonuses were paid to our named executive officers for fiscal year 2010:

Name	Total Bonus Paid
Reza Meshgin	$409,087
Tom Liguori	$136,202
Thomas Lee	$106,745
Christine Besnard	$99,060

Long-Term Incentive Awards

The Compensation Committee believes that providing executive officers who have responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock aligns the interests of our executive officers with those of our stockholders and promotes retention of key personnel, which is also in the best interest of our stockholders.

Awards made to our CEO and other named executive officers are approved by the Compensation Committee, and in the case of our CEO, are also recommended to the independent members of our Board for ratification. The Compensation Committee views equity awards to be longer term incentive opportunities as they typically vest over longer periods of time (greater than one year), and their value is driven by our performance over a longer period of time. In making equity awards, the Compensation Committee considers the percentage of equity represented by the grant and compares this to peer company equity usage rates (burn rates), and may reduce the size of awards if burn rates get too high. The Company generally has equity burn rates that are well below peer company and ISS benchmarks.

Time-Based Equity Awards

In November 2009, the Compensation Committee granted RSUs and SARs to our named executive officers. At that time, the Compensation Committee determined that in addition to making time-based equity awards, it would also put in place a performance-based, long-term equity incentive plan, and split the value of the equity awards between the time-based and performance-based awards. In determining the size of the awards, the Compensation Committee noted that the award sizes being considered by the Compensation Committee for the time-based equity awards were between the 25th and 50th percentile as compared to the long-term incentive awards made to executives in comparable position for the Company’s peer group (with the exception of Ms. Besnard, whose proposed award size was between the 50th and 75th percentile, depending upon whether comparing to the same job description or other proxy match positions). The Compensation Committee determined it was appropriate to split each award between RSUs and SARs so as to accomplish two goals: retention (in the case of time-based RSUs) and to focus executives’ efforts on the performance metrics that drive stockholder value (in the case of SARs). The RSU awards are subject to equal, annual vesting over a three-year period, on November 16 of 2010, 2011 and 2012. The SAR grants vest on November 16, 2012.

Performance-Based Equity Awards

In November 2009, the Compensation Committee also granted PRSUs to our named executive officers. The purpose of the PRSU grants was to motivate and reward select management to achieve specific long-term corporate strategic objectives, which in this instance were established as profitably diversifying our business while retaining and strengthening the underlying base business. The performance period for the PRSUs covers fiscal years 2010 through 2012, and the PRSUs vest upon attainment of the following:

•	First, the “Gating Items” of:

¡	the Company achieving a minimum specified net revenue goal in fiscal year 2012; and

¡	the Company having a minimum specified profit after tax in fiscal year 2012.

•	If both the Gating Items are met, the PRSUs vest if the following occur, which we refer to as the Vesting Metrics:

¡	the Company achieves minimum specified net revenue goals for fiscal year 2012 from New Customers in an Existing MFLEX Market or for sales of Non-Flex Products; and

¡	the Company achieves minimum specified net revenue goals for fiscal year 2012 in New Markets (with capitalized terms being defined in the plan).

Assuming the Gating Items are met, the percentage of the PRSUs that vest is based upon achievement of different levels of attainment of the Vesting Metrics.

In granting the PRSUs to our named executive officers, the Compensation Committee noted that while the PRSU grant, together with their time-based RSU and SAR awards, would put targeted incentive compensation above the 50th percentile for each of the named executive officers as compared to our peer group and industry data, the plan was an ambitious one that the Compensation Committee believed would be difficult to achieve. If achieved, the Compensation Committee believed this would strongly benefit stockholders which, in turn, would support the higher payouts.

The total number of equity awards (RSUs, SARs and PRSUs) granted for fiscal year 2010 as described above is reflected in the following table (the PRSU share amounts represent the target award, assuming all metrics are achieved):

	RSU Value ($)(1)	Total RSU grant (#)	PRSU Value ($)(1)	Total PRSU grant (#)	SAR Value ($)(1)	Total SAR grant (#)
Reza Meshgin	$301,785	11,625	$862,209	33,213	$537,165	43,178
Tom Liguori	$121,778	4,691	$382,754	14,744	$216,779	17,425
Thomas Lee	$98,492	3,794	$281,432	10,841	$175,339	14,094
Christine Besnard	$96,234	3,707	$178,735	6,885	$171,308	13,770

(1)	Value shown is calculated in accordance with ASC Topic 718.

Perquisites

We periodically review the perquisites and other personal benefits that our named executive officers receive. It is the Compensation Committee’s philosophy that perquisites should be minimal in amount and constitute a minor portion of total compensation. As described in the Summary Compensation Table below, our named executive officers are entitled to few benefits that are not otherwise available to all of our employees.

Other Benefits

We believe that benefits should be competitive with other similarly sized companies in our industry and we maintain broad-based benefits that are provided to our named executive officers and all other employees, including health and dental insurance, life and disability insurance and a Section 401(k) plan. Participants in the Section 401(k) plan, including our named executive officers, are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Section 401(k) plan investment options do not include our Common Stock. In addition, we currently provide matching contributions for the participants in the Section 401(k) plan, including our named executive officers.

Compensation for Fiscal Year 2011

Base Salaries

The Compensation Committee has approved between two to three and a half percent increases in the base salaries for our named executive officers for calendar year 2011. In approving these increases, the Compensation Committee, consulted with its independent consultant Compensia, and considered the individual performance of the executives, the general economic conditions and the executives’ compensation as compared to the 50th percentile of the peer and survey data compiled by Compensia.

Performance-Based Annual Incentives

Our Compensation Committee has approved an annual incentive plan for fiscal year 2011, which is structured the same for all named executive officers, other than the target award levels paid out upon the achievement of target performance level. For fiscal year 2011, the Compensation Committee structured the annual incentive plan to be based upon performance achievement against three metrics: net revenue; net income, after taxes; and cash conversation cycle. The specific target for each metric was consistent with or harder than the annual business plan as approved by our Board for fiscal year 2011. Net revenue and net income were selected as metrics again in the 2011 plan for the same reasons as discussed above in the 2010 plan. Cash conversion cycle was selected as a metric because it measures the efficient use of working capital, is strongly influenced by management action and can reasonably be forecasted and targeted in an annual timeframe. ROIC was not selected as a metric in the plan this year because the Compensation Committee felt that ROIC is a better long-term metric, and thus shifted this metric to the PRSUs grant described below. No bonus is payable under the plan if a minimum threshold for net income is not met.

At 100% “On Plan” achievement, the 2011 annual incentive plan is structured to pay out 100% of the targeted incentive for net income and the cash conversion cycle metrics, and 110% of the targeted incentive for net revenue. The Compensation Committee decided to increase the payout for achievement of the net revenue metric due to the ambitious target in the plan for such metric. For below plan performance, the payout is reduced in accordance with a linear formula, and for above plan performance, the payout is increased in the same manner. Payouts are thereby tied to the performance of the Company. The other general terms of the plan, including calculation of the metrics, items excluded in the calculations, maximums and limiters are the same as the 2010 annual incentive plan.

The following table sets forth the fiscal year 2011 “On Plan” target bonus opportunity for our named executive officers and the percentage of each named executive officer’s bonus opportunity that is tied to each financial metric in the plan:

Name	Target Bonus Opportunity	Target Bonus Opportunity as a Percentage of Base Salary	Percentage of Bonus tied to Net Revenue	Percentage of Bonus tied to Net Income (after tax)	Percentage of Bonus tied to Cash Conversion Cycle
Reza Meshgin	$613,484	100%	40%	40%	20%
Tom Liguori	$203,329	55%	40%	40%	20%
Thomas Lee	$148,220	50%	40%	40%	20%
Christine Besnard	$149,507	50%	40%	40%	20%

The following table sets forth the minimum threshold for each specified financial metric and the portion of the bonus attributable to each metric that is payable at the minimum threshold:

Financial Metric	Minimum Threshold	Portion Earned at Minimum Threshold
Net Revenue	86% of targeted metric	50%
Net Income	50% of targeted metric	0%
Cash Conversion Cycle	33% over targeted metric	0%

Long-Term Incentive Compensation

In November 2010, the Compensation Committee approved the annual equity awards for our named executive officers and other employees for fiscal year 2011. In making awards to our named executive officers, the Compensation Committee elected to deliver the grants in the same general manner as in 2010, using a combination of time-based RSUs and SARs and performance-based restricted stock units. The time-based RSUs and SARs vest over a three year period, with one-third of the grant vesting in each of November 2011, 2012 and 2013.

The performance period for the PRSUs granted for fiscal year 2011 covers fiscal years 2011 through 2013, and the PRSUs vest upon attainment of the following:

•	First, the “Gating Item” of:

¡	the Company achieving a minimum specified average net income over fiscal years 2011 through 2013.

•	If the Gating Item is achieved, the PRSUs vest if the following “2011 Vesting Metrics” are met:

¡	in fiscal year 2013, the Company achieves a minimum specified net revenue and exceeds net revenue from 2012; and

¡	at the end of fiscal year 2013, the Company’s three year total shareholder return equals or exceeds the total shareholder return of the Russell 2000 Index; and

¡	the average ROIC for fiscal years 2011 through 2013 equals or exceeds a specified percentage.

Assuming the Gating Item is met, one-third of PRSUs vest upon achievement of each of the 2011 Vesting Metrics.

The total number of equity awards (RSUs, SARs and PRSUs) granted for fiscal year 2011 as described above is reflected in the following table (the PRSU share amounts represent the target award, assuming all metrics are achieved):

	RSU Value ($)(1)	Total RSU grant (#)	PRSU Value ($)(1)	Total PRSU grant (#)	SAR Value ($)(1)	Total SAR grant (#)
Reza Meshgin	$238,815	10,772	$623,850	30,777	$409,042	40,010
Tom Liguori	$95,930	4,327	$281,960	13,910	$164,322	16,073
Thomas Lee	$77,595	3,500	$152,025	7,500	$132,916	13,001
Christine Besnard	$76,930	3,470	$150,732	7,436	$131,771	12,889

(1)	Value shown is calculated in accordance with ASC Topic 718.

Consistent with past fiscal years, the grant values were approved by the Compensation Committee after considering target equity values, individual and corporate performance generally and overall levels of total compensation by our named executive officers relative to our peer group and market data.

Equity Ownership Guidelines and Hedging Policy

To further align the interests of our management with those of our stockholders, the Compensation Committee has approved guidelines that require each Executive (as defined below) to maintain certain stock ownership levels. As used in these equity ownership guidelines and the compensation recovery policy described below, “Executive” means any Vice President level employee or above. The following ownership guidelines became effective for Executives in fiscal year 2010:

•	CEO – stock value equal to two and a half times annual base salary

•	CFO – stock value equal to one and three quarters times annual base salary

•	Other executives – stock value equal to one time annual base salary

Executives are expected to achieve the guideline level within five years of the guideline first becoming applicable to an Executive. The following types of ownership will be counted towards satisfying the guideline: shares owned outright by the Executive and shares owned by immediate family members. The guidelines also prohibit an Executive from short-selling or engaging in any financial activity where they would benefit or be insulated from a decline in our stock price. The Compensation Committee may elect to suspend or delay the guidelines for any Executive in the event of a financial emergency or undue hardship for the Executive or in the event that general economic conditions result in significant stock value changes over a very short period.

Until such time as an Executive has attained their guideline holding level, the Executive is expected to retain at least 60% of all equity grants, net of taxes.

Compensation Recovery Policy

In the event of a material misstatement of our financial results that results in the need to restate all or a portion of our financial statements, our Board may, in its sole discretion and subject to applicable law and regulations, require an Executive to reimburse the Company for the difference between any performance awards paid to the Executive based on achievement of financial results that were subsequently restated and the amount the Executive would have earned as awards based on the restated financial results (as well as any such other amounts as may be required by law or regulation).

Tax Considerations

We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. Section 162(m) provides that, for purposes of regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. We do not expect that the non-exempt compensation to be paid to any of our executive officers for fiscal year 2010 as calculated for purposes of Section 162(m) will exceed the $1 million limit. However, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be deductible.

Compensation as it Relates to Risk

We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management and the Compensation Committee assessed our executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risks of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk controls related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to our strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout, including any applicable compensation recovery policies.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements are compatible with effective internal controls and the risk management practices of the Company and are supported by the oversight and administration of the Compensation Committee with regard to our executive compensation programs.

Summary Compensation Table

The following table discloses the compensation paid to or earned from us during each of the years ended September 30, 2010, 2009 and 2008 by our named executive officers (i.e., our CEO and CFO and our two other executive officers, including such persons who met the foregoing criteria, during, but not at the end, of the fiscal year ended September 30, 2010):

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)		Stock Awards(3) ($)	Option Award(s)(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation ($)		Total Compensation ($)
Reza Meshgin,	2010	$575,700		$1,163,994	$537,165	$409,087	$37,163	(6)	$2,723,109
President and Chief Executive Officer	2009	$570,000		$387,457	$357,040	$601,113	$36,209		$1,951,819
	2008	$450,000		$528,600	$—	$425,068	$13,303		$1,416,971

Tom Liguori,	2010	$348,500		$504,533	$216,779	$136,202	$37,081	(7)	$1,243,095
Executive Vice President and Chief Financial Officer	2009	$340,000		$124,956	$115,154	$239,039	$28,843		$847,992
	2008	$300,000		$970,500	$—	$209,763	$34,381		$1,514,644

Thomas Lee,	2010	$281,875		$379,925	$175,339	$106,745	$36,361	(8)	$980,245
Executive Vice President of Operations	2009	$275,000		$99,956	$92,131	$206,365	$34,403		$707,855
	2008	$255,000		$445,500	$—	$178,299	$13,444		$892,243

Christine Besnard,	2010	$165,240	(2)	$274,968	$171,308	$99,060	$39,187	(9)	$749,763
Vice President, General Counsel and Secretary	2009	$162,000	(2)	$74,984	$69,097	$184,799	$33,229		$524,109
	2008	$156,000	(2)	$105,720	$—	$181,795	$11,567		$455,082

(1)	We review base salaries on calendar year basis, and thus, the amounts set forth under the column “Salary” are the base salaries paid to the named executive officer for the calendar year that most closely aligns to the fiscal year (i.e., amount indicated for 2010 is the base salary for January 1, 2010 – December 31, 2010, although a different base salary was in effect for the first quarter of the fiscal year).
(2)	Represents the annual salary for calendar years 2010, 2009 and 2008 of $275,400, $270,000, and $260,000, respectively, at full-time, with adjustment for Ms. Besnard’s part-time schedule.
(3)	Stock Awards represent the grant date fair value related to RSUs and PRSUs that have been granted as a component of long-term incentive compensation. The grant date fair value is computed in accordance with the provisions of accounting standards for stock compensation. Assumptions used in the calculation of these amounts are included in Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2010, which appears in our Annual Report on Form 10-K that we filed with the SEC on November 15, 2010. The Company granted PRSUs in fiscal year 2010 and has included the values of the award at the grant date assuming that the highest level of performance conditions will be achieved.

SEC Rule Change Impact Note: Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award information for 2009 and 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC disclosure rules require that we now present the stock award amounts in the applicable columns of the table above with respect to 2009 and 2008 on a similar basis as the 2010 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock awards in 2009 and 2008 differ from the amounts previously reported in our Summary Compensation Table for the previous years. As a result, to the extent applicable, each named executive officer’s total compensation amount for 2009 and 2008 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(4)	Amounts reflect the aggregate grant date fair value of SAR awards computed in accordance with ASC Topic 718. The fair value of each SAR award is estimated on the date of grant using the Black-Scholes option-pricing model. The amounts reported for the years 2009 and 2008 do not match the amounts reported in last year’s proxy statement due to the new reporting requirements adopted by the SEC in late 2009, which require us to restate the amounts of these years applying the new disclosure methodology. Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2010, which appears in our Annual Report on Form 10-K that we filed with the SEC on November 15, 2010, includes assumptions that we used in the calculation of these amounts.
(5)	Represents non-equity incentive plan compensation (cash bonus) paid for such fiscal year, regardless of the year in which the amount was actually paid (i.e., the fiscal year 2010 non-equity incentive plan compensation was not paid until fiscal year 2011, but is shown under 2010).
(6)	Includes an auto allowance of $12,000, Section 401(k) Company match of $1,350, medical, dental and vision insurance premiums paid by the Company equal to $17,936, amounts related to Company-paid long-term disability insurance, prepaid life insurance, accidental death and dismemberment insurance equal to $1,853, and financial planning services equal to $4,024.
(7)	Includes an auto allowance of $12,000, Section 401(k) Company match of $7,350, medical, dental and vision insurance premiums paid by the Company equal to $10,878, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,853, and financial planning services paid for by the Company equal to $5,000.
(8)	Includes an auto allowance of $12,000, Section 401(k) Company match of $7,694, medical, dental and vision insurance premiums paid by the Company equal to $14,434, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,853, and financial planning services paid for by the Company equal to $380.
(9)	Includes an auto allowance of $12,000, Section 401(k) Company match of $7,322, medical, dental and vision insurance premiums paid by the Company equal to $17,936, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,163, and financial planning services paid for by the Company equal to $766.

Grants of Plan-Based Awards

The following table discloses the actual RSU (including PRSU) and SAR awards granted to the named executive officers during the year ended September 30, 2010 and their respective grant date fair values. It also captures potential pay-outs under non-equity incentive compensation plans for fiscal year 2010.

2010 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)		All Other Option Awards: Number of Securities Underlying Options (#)(9)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Reza Meshgin	N/A	(5)	$100,748	$575,700	$1,439,250	—		—	—	—
	11/16/2009		—	—	—	33,213	(7)	—	—	$862,209	(10)
	11/16/2009		—	—	—	11,625	(8)	—	—	$301,785
	11/16/2009		—	—	—	—		43,178	$25.96	$537,165	(11)

Tom Liguori	N/A	(5)	$33,543	$191,675	$479,188	—		—	—	—
	11/16/2009		—	—	—	14,744	(7)	—	—	$382,754	(10)
	11/16/2009		—	—	—	4,691	(8)	—	—	$121,778
	11/16/2009		—	—	—	—		17,425	$25.96	$216,779	(11)

Thomas Lee	N/A	(5)	$24,664	$140,938	$352,345	—		—	—	—
	11/16/2009		—	—	—	10,841	(7)	—	—	$281,432	(10)
	11/16/2009		—	—	—	3,794	(8)	—	—	$98,492
	11/16/2009		—	—	—	—		14,094	$25.96	$175,339	(11)

Christine Besnard	N/A	(5)	$27,540	$137,700	$344,250	—		—	—	—
	11/16/2009		—	—	—	6,885	(7)	—	—	$178.735	(10)
	11/16/2009		—	—	—	3,707	(8)	—	—	$96,234
	11/16/2009		—	—	—	—		13,770	$25.96	$171,308	(11)

(1)	The SAR, RSU and PRSU awards shown were approved by a written consent of the Special Compensation Committee on November 16, 2009.
(2)	The threshold represents the amount payable to the named executive officer if 80% of the target for net revenue was achieved, 50% of the target for net income was achieved and 63.3% of the target for ROIC was achieved for fiscal year 2010.
(3)	The target represents the amount payable to the named executive officer if 100% of the specified financial metrics (net revenue, net income and ROIC) were achieved by us for fiscal year 2010.
(4)	Named executive officers could also earn additional cash payments if our net revenue, net income or ROIC were above the specified target for such metric; provided that net income met the minimum targeted percentage. Additional cash payments earned in this way were calculated on the same linear basis as was applied between the Minimum Threshold and Target level. All earned bonus amounts were capped by the bonus accrual provided in the budget for the fiscal year.
(5)	The award reflected in this row is a cash annual incentive performance award that we granted for the performance period of fiscal year 2010, the material terms of which are described in the Compensation Discussion and Analysis.
(6)	Amounts represent RSU awards granted under the 2004 Plan. Two RSU grants were made in fiscal year 2010: a PRSU grant and a time-based RSU grant.
(7)	This PRSU grant shall vest only if we achieve minimum specified net revenue for fiscal year 2012 (“FY 2012”), and we achieve a minimum profit after tax for FY 2012 (the “Gating Items”). Assuming the Gating Items are met, the PRSUs will then vest only if (a) we achieve minimum specified net revenue for FY 2012 from either “New Customers” in an “Existing MFLEX Market” or from “Non-Flex Products” to any customer in an “Existing MFLEX Market” and (b) we achieve minimum specified new revenue for FY 2012 from “New Markets.” Capitalized terms used above are defined in the documents approving the PRSUs. The PRSU grants will expire if they have not vested by June 30, 2013.
(8)	This RSU grant is a time-based grant, and one-third (1/3) of the grant shall vest and no longer be subject to forfeiture on each of November 16, 2010, 2011 and 2012, subject to the individual continuing to provide services to us through such date.

(9)	Amounts represent SAR awards granted under the 2004 Plan. The SARs vest in full on November 16, 2012, subject to the individual continuing to provide services to us through such date.
(10)	We granted PRSUs in fiscal year 2010 and have included the values of the award at the grant date assuming that the highest level of performance conditions is achieved.
(11)	Amounts reflect the grant date fair value of the SARs determined in accordance with ASC Topic 718. Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2010, which appears in our Annual Report on Form 10-K filed with the SEC on November 15, 2010, includes assumptions used in the calculation of these amounts.

Outstanding Equity Awards at September 30, 2010

The following table discloses outstanding stock option awards (SARs and options) classified as exercisable and unexercisable as of September 30, 2010 for each of our named executive officers. The table also shows unvested stock awards (RSUs and PRSUs) as of September 30, 2010 assuming a market value of $21.99 per share (the closing market price of our Common Stock on September 30, 2010).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Reza Meshgin	85,000	—	$10.00	06/24/2014	71,134	$1,564,237
	—	18,006	$10.76	12/04/2018
	—	15,255	$12.70	12/04/2018
	—	8,847	$21.90	12/04/2018
	—	6,779	$28.58	12/04/2018
	—	43,178	$25.96	11/16/2019

Tom Liguori	—	5,808	$10.76	12/04/2018	49,691	$1,092,705
	—	4,921	$12.70	12/04/2018
	—	2,853	$21.90	12/04/2018
	—	2,186	$28.58	12/04/2018
	—	17,425	$25.96	11/16/2019

Thomas Lee	—	4,646	$10.76	12/04/2018	23,840	$524,242
	—	3,937	$12.70	12/04/2018
	—	2,283	$21.90	12/04/2018
	—	1,749	$28.58	12/04/2018
	—	14,094	$25.96	11/16/2019

Christine Besnard	—	3,485	$10.76	12/04/2018	15,747	$346,277
	—	2,952	$12.70	12/04/2018
	—	1,712	$21.90	12/04/2018
	—	1,312	$28.58	12/04/2018
	—	13,770	$25.96	11/16/2019

(1)	Reflects SARs awarded to the named executive officers.
(2)	Reflects RSUs and PRSUs awarded to the named executive officers that had not yet vested as of September 30, 2010.

The following chart summarizes the number of RSUs vesting and PRSUs currently scheduled to vest on each particular date for each named executive officer:

Vesting Date	Reza Meshgin	Tom Liguori	Thomas Lee	Christine Besnard
November 16, 2010	3,875	1,563	1,264	1,235
December 4, 2010	10,000	—	—	2,000
December 5, 2010	8,147	2,627	2,101	1,576
February 25, 2011	—	12,500	—	—
March 31, 2011	—	—	5,000	—
November 16, 2011	3,875	1,564	1,265	1,236
December 5, 2011	8,149	2,629	2,104	1,579
February 25, 2012	—	12,500	—	—
November 16, 2012	3,875	1,564	1,265	1,236
November 30, 2012(1)	33,213	14,744	10,841	6,885

Total	71,134	49,691	23,840	15,747

(1)	The vesting of these PRSUs on this date are subject to the verification by the Board of attainment of the performance metrics which verification is expected to occur on or about November 30, 2012.

Option Exercises and Stock Vested

The following table discloses certain information concerning exercises of stock options and the vesting of RSU awards for each named executive officer during the fiscal year ended September 30, 2010:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Reza Meshgin	—	—	24,980	$666,162
Tom Liguori	—	—	15,127	$345,285
Thomas Lee	—	—	6,185	$163,092
Christine Besnard	—	—	6,817	$180,866

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the named executive officers during fiscal year 2010.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the named executive officers during fiscal year 2010.

Potential Payments upon Termination and Change in Control

We have not entered into employment agreements with our named executive officers. However, pursuant to our 2004 Plan, any outstanding awards of RSUs or SARs held by any participant in the plan, including our named executive officers, will become vested in full in the event of a “double-trigger” change of control. For purposes of our 2004 Plan, the double-trigger requires both (1) the occurrence of certain change of control transactions by the Company, and (2) within twelve months following such change of control transaction, the participant’s employment is terminated by the Company without “cause” or by the participant for a “good reason,” in each case as defined in our 2004 Plan. Also, any outstanding awards of RSUs or SARS fully vest in the event that the Company gives written notice of its intent to delist from Nasdaq, without at the same time relisting on another exchange. The Compensation Committee may also, in its discretion, allow PRSUs to vest upon the triggering events described above.

Potential Benefits Table

The following table provides information as to the amounts which may be payable pursuant to the triggering events discussed above. The payments are calculated assuming a termination date as of September 30, 2010, the last day of our previous fiscal year.

Name	Early Vesting of SARs(1)	Early Vesting of RSUs and PRSUs(2)	Total ($)
Reza Meshgin	$344,723	$1,564,237	$1,908,960
Tom Liguori	$111,197	$1,092,705	$1,203,902
Thomas Lee.	$88,955	$524,242	$613,197
Christine Besnard	$66,715	$346,277	$412,992

(1)	The amount shown represents the difference in value of the unvested SARs between their base appreciation amount and market price per share, based on our closing stock price of $21.99 per share on September 30, 2010, the last trading date of fiscal year 2010. These are in addition to the already fully vested stock options discussed above. See “Outstanding Equity Awards at Fiscal Year End.” We have no unvested stock options as the Company has not granted stock options since July 2005, although it may choose to do so in the future under the 2004 Plan.
(2)	The amount shown represents the difference in value of the unvested RSUs and PRSUs using our closing stock price of $21.99 per share on September 30, 2010, the last trading date of fiscal year 2010. As described above, PRSUs may vest upon the triggering events described above in the discretion of the Compensation Committee.

Director Compensation

Although employees of WBL Corporation and its subsidiaries who serve on our Board are entitled to receive the same compensation as other non-employee members of our Board, they have informed us that they are not authorized by WBL Corporation or its subsidiaries to accept monetary payments or equity awards, and thus, we did not make any payments or grant any stock awards in fiscal year 2010 to directors who are employed by WBL Corporation or its subsidiaries, other than for the reimbursement of their expenses in attending our Board meetings.

The Company paid its other non-employee Board members the following fees in fiscal year 2010 related to their service on our Board:

•	annual retainer of $25,000, payable in equal quarterly installments;

•	per Board meeting fee of $2,500 for meetings attended;

•	per committee meeting fee of $1,500 for meetings attended; and

•

annual retainer for serving as non-executive Chairman of the Board of $60,000, Audit Committee chairman of $10,000, Nominating Committee chairman of $5,000, and Compensation Committee chairman of $7,000, all payable in equal quarterly installments.

If a Board member attends less than 75% of the Board meetings held in any given year, the Board member would receive (i) the per meeting fee for the meetings he/she actually attended during such year and (ii) a percentage of the annual Board retainer equal to the proportion of total Board meetings attended to the total

Board meetings scheduled. Additionally, the Company reimburses the directors for reasonable expenses in connection with attendance at Board and committee meetings. There is no financial penalty if a Committee member does not attend at least 75% of the Committee meetings.

In addition, in the event the Board forms any special or ad hoc committee, non-employee members of such committee are paid meetings fees for meetings actually attended and the chair, if any, is typically paid a retainer in the same amount as the chairman of the Nominating Committee.

In March 2010, our stockholders approved a Board-recommended amendment to the 2004 Plan to change the amount of grants of RSUs automatically granted to our non-employee directors. As amended, the 2004 Plan provides that (i) upon the date of first becoming a member of our Board, a non-employee director will automatically be granted initial RSUs equal to: $70,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share and (ii) on the first business day immediately after each annual meeting of stockholders, each non-employee director will automatically be granted RSUs equal to: $70,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share; provided the director served on our Board for at least six months, was not elected to our Board for the first time at such meeting and will continue to serve as a member of our Board following the annual meeting. Both the initial RSU grant and each annual RSU grant vests on the earlier to occur of (a) the anniversary of the date of grant and (b) the next annual meeting of stockholders. Both the initial RSU grants and the annual RSU grants are subject to accelerated vesting if we are subject to a change of control. RSUs are typically settled on the vesting date in shares of Common Stock or cash based on the fair market value of the Common Stock at the time of settlement.

During fiscal year 2010, each of our continuing non-employee directors, except Mr. Tan who was an employee of WBL Corporation, received a non-discretionary, automatic RSU grant for 2,863 shares, except that Mr. Harding received an additional discretionary grant of 2,863 for his services as non-Executive Chairman of our Board.

Prior to adoption of the 2010 amendment to the 2004 Plan, the plan provided that (i) upon first becoming a member of our Board a non-employee director was automatically granted an initial RSU equal to: $140,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share and (ii) immediately after each annual meeting of stockholders, each non-employee director was automatically granted an RSU equal to: $70,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share; provided the director served on our Board for at least six months, was not elected to our Board for the first time at such meeting and will continue to serve as a member of our Board following the annual meeting. The initial RSU grant vested equally over three years, and each annual RSU grant vested on the earlier to occur of (a) the anniversary of the date of grant and (b) the next annual meeting of stockholders. Both the initial RSU grants and the annual RSU grants were subject to accelerated vesting if we were subject to a change of control.

Non-Employee Director Equity Ownership Guidelines

To further align the interests of our non-employee directors with those of our stockholders, the Compensation Committee has approved guidelines that require each non-employee director to maintain certain stock ownership levels. The following ownership guidelines became effective for non-employee directors in fiscal year 2010:

•	stock value equal to two and a half times the annual cash board retainer (excluding any meeting fees or chair retainers)

Non-employee directors are expected to achieve the guideline level within three years of the guideline first becoming applicable to such director. The following types of ownership will be counted towards satisfying the guideline: shares owned outright by the director and shares owned by immediate family members. The guidelines also prohibit a director from short-selling or engaging in any financial activity where they would benefit or be insulated from a decline in our stock price. The Compensation Committee may elect to suspend or delay the guidelines for any director in the event of a financial emergency or undue hardship for the director or in the event that general economic conditions result in significant stock value changes over a very short period and the guidelines are waived for any director who does not accept stock grants from us. Until such time as a non-employee director has attained their guideline holding level, the director is expected to retain at least 30% of the gross of all equity grants.

The following table discloses certain information concerning the compensation of our non-employee directors for the year ended September 30, 2010:

2010 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Philip A. Harding	$97,500	$142,978	$240,478
Philippe Lemaitre	$69,500	$71,489	$140,989
Linda Y.C. Lim, Ph.D.	$62,000	$71,489	$133,489
Donald Schwanz	$64,000	$71,489	$135,489
Choon Seng Tan	—	—	—
Sam Yau	$55,500	$71,489	$126,989

(1)	Calculated on the basis of fees earned during fiscal year 2010.
(2)	Amounts reflect the aggregate grant date fair value calculated in accordance with ASC Topic 718 and with accounting guidance, based on the closing price of our Common Stock on the grant date.

The following table represents the aggregate number of stock and option awards outstanding at the end of fiscal year 2010 for each non-employee director:

Name	Options	Stock (RSUs)
Philip Harding	—	15,726
Philippe Lemaitre	—	9,929
Linda Y.C. Lim, Ph.D.	—	5,076
Donald Schwanz	—	5,397
Choon Seng Tan	—	—
Sam Yau	25,000	2,863

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During various times within the 2010 fiscal year, Mr. Sanford L. Kane, Messrs. Schwanz, Tan and Yau and Dr. Lim each served as members of our Compensation Committee. None of the members of the Compensation Committee at any time has been one of our officers or employees. No interlocking relationship exists, or has existed in the past, between the Board or Compensation Committee and the board of directors or compensation committee of any other entity.

Mr. Choon Seng Tan, a former member of our Compensation Committee, currently serves as Chief Executive Officer of WBL Corporation, whose subsidiaries own a majority of the outstanding Common Stock. As discussed under “Certain Relationships and Related Transactions,” we have several agreements and relationships with WBL Corporation and its affiliated entities.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 11, 2011 as to shares of the Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our Named Executive Officers under “Executive Compensation—Summary Compensation Table,” (iii) each of our current directors, (iv) each of our nominees for director, and (v) all current directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Multi-Fineline Electronix, Inc., 3140 East Coronado, Anaheim, California 92806. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of Common Stock beneficially owned is based on 23,970,454 shares outstanding as of January 11, 2011. In addition, shares issuable pursuant to options and RSUs which may be exercised or will vest within 60 days of January 11, 2011 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual’s particular circumstances.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Stockholders Owning More Than 5% of the Common Stock:
Entities affiliated with WBL Corporation Limited(1)	14,817,052	61.8%
Executive Officers, Directors and Director Nominees:
Reza Meshgin(2)	151,931	*
Tom Liguori(3)	23,821	*
Thomas Lee	1,800	*
Christine Besnard	9,542	*
Philip A. Harding(4)	45,726	*
Kheng-Joo Khaw	—	*
Philippe Lemaitre(5)	9,927	*
Linda Y.C. Lim, Ph.D(6)	13,417	*
Donald Schwanz(7)	12,057	*
Choon Seng Tan	—	*
Sam Yau(8)	40,126	*
All current directors and executive officers as a group (10 persons)(9)	308,347	1.3%

*	Less than 1%
(1)	Represents 3,000,000 shares held by United Wearnes Technology Pte Ltd (“United Wearnes”) and 11,817,052 shares held by Wearnes Technology (Private) Limited (“Wearnes Technology”). Wearnes Technology is a 99.97% owned subsidiary of WBL Corporation and United Wearnes is a 60% owned subsidiary of Wearnes Technology. Choon Seng Tan, one of our directors, is the Chief Executive Officer and a director of WBL Corporation. The principal business address for United Wearnes and Wearnes Technology is Wearnes Technology Building, 801 Lorong, 7 Toa Payoh, #07-00 Wearnes Building, Singapore 319319.
(2)	Includes 85,000 shares subject to options that are currently exercisable, and 66,931 shares held of record.

(3)	Includes 12,500 shares subject to RSU grants which will vest within 60 days of January 11, 2011, and 11,321 shares held of record.
(4)	Includes 40,000 shares held of record by the Philip A. Harding and Barbara R. Harding Family Trust dated January 18, 1994 and 5,726 shares subject to RSU grants which will vest within 60 days of January 11, 2011.
(5)	Consists of 6,395 shares subject to RSU grants which will vest within 60 days of January 11, 2011, and 3,532 shares held of record.
(6)	Includes 8,341 shares held of record by the Linda Yuen-Ching Lim Gosling Trust U/A DTD June 6, 1994, and 5,076 shares subject to RSU grants which will vest within 60 days of January 11, 2011.
(7)	Includes 2,863 shares subject to RSU grants which will vest within 60 days of January 11, 2011, and 9,194 shares held of record.
(8)	Includes 25,000 shares subject to options that are currently exercisable, 2,863 shares subject to RSU grants which will vest within 60 days of January 11, 2011, and 12,263 shares held of record.
(9)	Includes 162,924 shares held of record, 110,000 shares subject to options that are currently exercisable, and 35,423 shares subject to RSU grants which will vest within 60 days of January 11, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following summarizes the Company’s equity compensation plans at September 30, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)(4)
	(a)	(b)	(c )
Equity compensation plans approved by security holders	1,102,900	$9.11	682,548
Equity compensation plans not approved by security holders	—	—	—
Total	1,102,900	$9.11	682,548

(1)	Includes 479,019 shares of Common Stock issuable upon vesting of outstanding RSUs and PRSUs granted under the 2004 Plan.
(2)	Weighted average exercise price of outstanding options and SARs only. The weighted-average exercise price of the outstanding instruments excluding those that can be exercised for no consideration is $16.11.
(3)	Shares available for issuance are from the 2004 Plan. The 2004 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock based awards.
(4)	These totals do not reflect the additional shares that will be added to our 2004 Plan if an affirmative vote is received on Proposal 3.

LITIGATION

From time to time, we may be party to lawsuits in the ordinary course of business. We are currently not a party to any material legal proceeding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our executive officers, directors and certain other employees. In addition, our executive officers and directors are indemnified under Delaware General Corporation Law and our Bylaws to the fullest extent permitted under Delaware law. We have an insurance policy covering our directors and officers with respect to specified liabilities, including liabilities arising under the Securities Act or otherwise.

As discussed above under “Security Ownership of Certain Beneficial Owners and Management,” as of January 11, 2011, WBL Corporation and its affiliated entities beneficially owned 61.8% of our outstanding Common Stock. Choon Seng Tan, the Chief Executive Officer of WBL Corporation is a member of our Board.

On October 25, 2005, we entered into an Amended and Restated Stockholders Agreement with WBL Corporation, Wearnes Technology and United Wearnes. The amended agreement provides, among other things, that:

•

The WBL Corporation entities will have the right to approve the appointment of any new chief executive officer or the issuance of securities that would reduce the WBL Corporation entities’ effective stock ownership below a majority of the shares outstanding; and

•

WBL Corporation will, for a period of two years and thereafter subject to the parties’ mutual agreement, use reasonable efforts to provide us with access to additional manufacturing facilities and packaging services while our manufacturing facilities are being expanded.

The agreement will terminate when the WBL Corporation entities no longer own at least one-third of the outstanding Common Stock, measured on a fully diluted basis.

On January 6, 2011, Wearnes Global (Suzhou) Co., Ltd., a subsidiary of WBL Corporation (“WGS”), and MFLEX Suzhou Co., Ltd., an indirect subsidiary of the Company (“MFC”) entered into certain agreements whereby MFC shall purchase property located in Suzhou, China, from WGS. MFC currently leases such property from WGS, and the lease will terminate contemporaneously with the finalization of the land purchase with the purchase price being RMB 32,313,566 ($4,865,768 at January 11, 2011).

From time to time, we make sales to, and purchases from, WBL Corporation and its affiliates. During the fiscal year ended September 30, 2010, we made sales of $23,000 in products and materials to, and purchased $257,000 in products and materials from, these entities. As of September 30, 2010, WBL Corporation and its affiliates owed us $18,000. We also lease certain facilities from WBL Corporation and/or its affiliates in Suzhou, China; Singapore and Pontian, Malaysia. The aggregate lease payments made to WBL Corporation and its affiliates in fiscal year 2010 was approximately $420,000. We believe that the commercial transactions described above were made or entered into on terms that are no less favorable to us than those we could obtain from unaffiliated third parties.

Management fees may be charged to us by an affiliate of WBL Corporation, pursuant to a Corporate Services Agreement between us and such entity. Under this agreement, we may be billed for services on a time and materials basis. For the year ended September 30, 2010, no services were provided under this agreement.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and discuss with management and the independent auditors any related party transactions which are significant in size or involve terms that would otherwise not likely be negotiated with independent parties, and that are relevant to an understanding of our financial statements. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of our Common Stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our Common Stock;

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such position, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

All related party transactions will be disclosed in our applicable filings with the SEC as required by the SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board on April 12, 2004, as amended from time to time and last amended on November 30, 2004. A copy of the Audit Committee Charter is available on our website at www.mflex.com. The members of the Audit Committee are Messrs. Philippe Lemaitre (Chairman), Donald Schwanz and Sam Yau, each of whom meets the independence standards established by Nasdaq and the rules of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of our accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements contained in the 2010 Annual Report on Form 10-K with our management and our independent registered public accounting firm. The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence from us.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the Securities and Exchange Commission.

Audit Committee

Philippe Lemaitre (Chairman)

Donald Schwanz

Sam Yau

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Common Stock are required to report their initial ownership of our Common Stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. To our knowledge, based solely on a review of such reports furnished to us and written representations that no other reports were required during the fiscal year ended September 30, 2010, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Proposals of our stockholders that are intended to be presented by such stockholders at our 2012 annual meeting of stockholders must be received by the Secretary of the Company no later than September 22, 2011 in order that they may be included in our proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in our proxy statement for the 2012 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and intended to be presented at our 2012 annual meeting of the stockholders must be received by the Secretary of the Company no later than 120 days before the date on which we first mailed our proxy materials for the Annual Meeting in order to be considered for inclusion in our proxy materials for that meeting. However, if the date of the 2012 annual meeting of stockholders is changed by more than 30 days from the anniversary of the Annual Meeting, we must receive the stockholder’s notice not later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to our directors, officers or employees for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our Common Stock.

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By Order of the Board

Christine Besnard
January 20, 2011	Vice President, General Counsel and Secretary

Our 2010 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 3140 East Coronado Street, Anaheim, California 92806, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of January 11, 2011, the stockholder was entitled to vote at the Annual Meeting.

Exhibit A

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

(Adopted by the Board on June 15, 2004 and amended and restated

by the Board on March 11, 2009, December 4, 2009 and December 10, 2010)

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

-i-

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

-ii-

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

-iii-

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on June 15, 2004, effective as of the date of the initial offering of Stock to the public pursuant to a registration statement filed by the Company with the Securities and Exchange Commission (the “Effective Date”), and amended and restated by the Board of Directors on January 11, 2006, December 4, 2007, March 11, 2009, December 4, 2009, and December 10, 2010, and as amended by Appendix A on January 13, 2009. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

SECTION 2. DEFINITIONS.

(a) “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

(c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(d) “Cause” shall mean any of the following with respect to a particular Participant:

(i) Such Participant’s (a) willful or reckless and (b) repeated failure to satisfactorily perform his job duties after written notice to such Participant and no less than a one month period within which prospectively to cure such failure to perform;

(ii) Failure by such Participant to comply with either (a) all material applicable laws or (b) all lawful and material directives from executive management of the Company in performing his job duties or in directing the conduct of the Company’s business;

(iii) Commission by such Participant of any felony or intentionally fraudulent act against the Company, or its employees, agents or customers, that demonstrates his untrustworthiness or lack of integrity;

(iv) Commission by such Participant of any material fraud against the Company or use or intentional appropriation for his personal use or benefit of any material funds or properties of the Company not authorized by the Company to be so used or appropriated; or

(v) Any material noncompliance with Company policy or procedure.

(e) “Change in Control” shall mean the occurrence of a Qualifying Event, which, within twelve (12) months, is followed by a Qualifying Termination.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

(h) “Company” shall mean Multi-Fineline Electronix, Inc., a Delaware corporation.

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

(i) “Consultant” shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor or a member of the board of directors of a Parent or a Subsidiary who is not an Employee. Service as a Consultant shall be considered Service for all purposes of the Plan.

(j) “Delist” shall mean the Company, of its own accord, delists from the Nasdaq stock exchange without at the same time being listed on another national or regional securities or market system.

(k) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” shall mean, in the case of an Option, the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

(n) “Fair Market Value” with respect to a Share, shall mean the market price of one Share of Stock, determined by the Committee as follows:

(i) If the Stock was traded over-the-counter on the date in question but was not traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Sheets LLC;

(ii) If the Stock was traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The Nasdaq Stock Market;

(iii) If the Stock was traded on a United States stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report; and

(iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Notwithstanding the foregoing, the Fair Market Value of the Stock on the Effective Date shall be the price at which one share of Stock is offered to the public on such date pursuant to a registration statement filed by the Company with the Securities and Exchange Commission.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(o) “Good Reason” shall mean any of the following with respect to a particular Participant:

(i) A material reduction in duties or responsibilities;

(ii) A reduction in any component of pay opportunity or benefits, unless such change is similarly applied to all employees of the same level (i.e., engineer, director, etc.) of the Company; or

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

(iii) relocation of over fifty (50) miles from the pre-Qualifying Event office location.

(p) “ISO” shall mean an employee incentive stock option described in Section 422 of the Code.

(q) “Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(r) “Offeree” shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

(s) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(t) “Optionee” shall mean an individual or estate who holds an Option or SAR.

(u) “Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of, or paid consultant to, the Company or a Subsidiary. Service as an Outside Director shall be considered Service for all purposes of the Plan, except as provided in Section 4(a).

(v) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(w) “Participant” shall mean an individual or estate who holds an Award.

(x) “Plan” shall mean this 2004 Stock Incentive Plan of Multi-Fineline Electronix, Inc., as amended from time to time.

(y) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

(z) A “Qualifying Event” shall mean the occurrence of any of the following events:

(i) A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A) Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii) Any “person” (as defined below) who by the acquisition or aggregation of securities, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

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(iii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (z) above, the term “look-back” date shall mean the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (z) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2 (z) notwithstanding, a transaction shall not constitute a Qualifying Event if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(aa) A “Qualifying Termination” shall mean, as to a particular participant under the Plan, the occurrence of any of the following:

(i) an individual’s employment by the Company (including any subsidiary thereof) is terminated without “Cause”; or

(ii) an individual terminates his employment with the Company (including any subsidiary thereof) for a Good Reason; provided the employee has given the Company at least thirty (30) days prior written notice of such Good Reason, and the Company fails to remedy such Good Reason within such thirty (30) day period.

(bb) “Restricted Share” shall mean a Share awarded under the Plan.

(cc) “Restricted Share Agreement” shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

(dd) “SAR” shall mean a stock appreciation right granted under the Plan.

(ee) “SAR Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

(ff) “Service” shall mean service as an Employee, Consultant or Outside Director.

(gg) “Share” shall mean one share of Stock, as adjusted in accordance with Section 8 (if applicable).

(hh) “Stock” shall mean the Common Stock of the Company.

(ii) “Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to such Option.

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(jj) “Stock Unit” shall mean a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(kk) “Stock Unit Agreement” shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

(ll) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(mm) “Total and Permanent Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than 12 months.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy (i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

(b) Committee for Non-Officer Grants. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and may determine all terms of such grants. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. The Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

(c) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

(d) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i) To interpret the Plan and to apply its provisions;

(ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv) To determine when Shares are to be awarded or offered for sale and when Options are to be granted under the Plan;

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(v) To select the Offerees and Optionees;

(vi) To determine the number of Shares to be offered to each Offeree or to be made subject to each Option;

(vii) To prescribe the terms and conditions of each award or sale of Shares, including (without limitation) the Purchase Price, the vesting of the award (including accelerating the vesting of awards, either at the time of the award or sale or thereafter, without the consent of the Offeree or Optionee) and to specify the provisions of the Restricted Stock Agreement relating to such award or sale;

(viii) To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, the vesting or duration of the Option (including accelerating the vesting of the Option), to determine whether such Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the Stock Option Agreement relating to such Option;

(ix) To amend any outstanding Restricted Stock Agreement or Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Offeree or Optionee who entered into such agreement if the Offeree’s or Optionee’s rights or obligations would be adversely affected;

(x) To prescribe the consideration for the grant of each Option or other right under the Plan and to determine the sufficiency of such consideration;

(xi) To determine the disposition of each Option or other right under the Plan in the event of an Optionee’s or Offeree’s divorce or dissolution of marriage;

(xii) To determine whether Options or other rights under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Stock Option Agreement or any Restricted Stock Agreement; and

(xiv) To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to acquire Shares under the Plan.

Notwithstanding any provision of the Plan to the contrary, neither the Board, nor the Committee shall have the authority to take any of the following actions, unless the stockholders of the Company have approved such an action prior to such an event: (a) the reduction of the exercise price of any outstanding Option or SAR under the Plan; (b) the cancellation of any outstanding Option or SAR under the Plan and the grant in substitution therefore of any other Award, cash and/or other valuable consideration; or (c) any other action that is treated as a repricing under generally accepted accounting principles. Nothing in this paragraph shall be construed to apply to the issuance or assumption of an Option or SAR in connection with an acquisition in a manner which complies with the requirements of Section 424(a) or Section 409A of the Code or to an adjustment pursuant to Section 11(a).

SECTION 4. ELIGIBILITY.

(a) General Rule. Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, Stock Units, Nonstatutory Options or SARs.

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(b) Automatic Grants to Outside Directors.

(i) On the date of his or her election to the Board of Directors, each Outside Director who first joins the Board of Directors on or after March 9, 2010, and who was not previously an Employee, shall receive an Award of Stock Units equal to: $70,000 divided by the Fair Market Value of the Stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share. Each Stock Unit subject to the Award granted under this Section 4(b)(i) shall fully vest on the first anniversary of the date of grant. Notwithstanding the foregoing, each Stock Unit subject to the Award granted under this Section 4(b)(i) shall become vested in full (A) if a Change in Control occurs with respect to an Outside Director during his Service as a member of the Board of Directors or (B) upon written notice of the Company’s intent to Delist during the Director’s Service as a member of the Board of Directors.

(ii) On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the annual meeting occurring on March 11, 2008, each Outside Director who was not elected to the Board for the first time at such meeting and who will continue serving as a member of the Board of Directors thereafter shall receive an Award of Stock Units equal to: $70,000 divided by the Fair Market Value of the Stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share; provided that such Outside Director has served on the Board of Directors for at least six months. Each Stock Unit subject to the Award granted under this Section 4(b)(ii) shall fully vest on the first anniversary of the date of grant; provided, however, that each such Stock Unit shall vest in full immediately prior to the next regular annual meeting of the Company’s stockholders following such date of grant in the event such meeting occurs prior to such first anniversary date. Notwithstanding the foregoing, each Stock Unit subject to the Award granted under this Section 4(b)(ii) shall become vested in full (A) if a Change in Control occurs with respect to an Outside Director during his Service as a member of the Board of Directors or (B) upon written notice of the Company’s intent to Delist during the Director’s Service as a member of the Board of Directors.

(iii) Any Stock Unit granted under this Section 4(b) shall be forfeited, and all rights of the Outside Director to or with respect to such Stock Unit shall terminate without any obligation on the part of the Company, upon the termination of an Outside Director’s Service as a member of the Board of Directors prior to the date on which such Stock Unit vests.

(iv) The Stock Units subject to Awards under this Section 4(b) shall be evidenced by a Stock Unit Agreement having such terms and conditions, consistent with the provisions of the Plan, as are determined by the Board in its sole discretion, to be executed by the Outside Director and the Company. Settlement of a Stock Unit subject to an Award granted under this Section 4(b) shall be made by the issuance of a number of Shares equal to the number of Stock Units that have vested or the Company, in its sole discretion, may substitute an equivalent amount of cash, and such settlement shall be made as soon as administratively practicable after the Stock Unit vests, subject to the terms and conditions of the applicable Stock Unit Agreement. Notwithstanding the preceding sentence, a Stock Unit Agreement evidencing an Award under this Section 4(b) may provide for settlement of any or all of the vested Stock Units upon the Outside Director’s termination of Service as a member of the Board of Directors, or may provide that an Outside Director may elect to defer settlement of any or all of the vested Stock Units, in each case in accordance with the terms and conditions of the applicable Stock Unit Agreement and Section 409A of the Code.

(c) Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(d) Attribution Rules. For purposes of Section 4(c) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

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(e) Outstanding Stock. For purposes of Section 4(c) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Options, SARs, Stock Units and Restricted Shares awarded under the Plan shall not exceed 3,976,400 Shares and all of such shares may be issued as ISOs. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11. The number of Shares that are subject to Options or other rights outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Option/SAR Limitation. Subject to the provisions of Section 11, no Participant may receive Options or SARs under the Plan in any calendar year that relate to more than 1,000,000 Shares.

(c) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 5(a) and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.

SECTION 6. RESTRICTED SHARES.

(a) Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents, or past services rendered to the Company (or a Parent or Subsidiary), as the Committee may determine.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. Outstanding Awards of Restricted Shares held by a Participant shall become vested in full (i) in the event that a Change in Control occurs with respect to that Participant or (ii) upon written notice of the Company’s intent to Delist.

(d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

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(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in Section 4(c), and the Exercise Price of an NSO shall not be less 85% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, a Stock Option Agreement may specify that the exercise price of an NSO may vary in accordance with a predetermined formula. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for Employees described in Section 4(c)). A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options Upon Termination of Service. Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

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(g) Effect of Change in Control. Outstanding Options held by a Participant shall become vested in full (i) in the event that a Change in Control occurs with respect to that Participant or (ii) upon written notice of the Company’s intent to Delist.

(h) Leaves of Absence. An Employee’s Service shall cease when such Employee ceases to be actively employed by, or a Consultant to, the Company (or any subsidiary) as determined in the sole discretion of the Board of Directors. For purposes of Options, Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

(i) No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 11.

(j) Modification, Extension and Renewal of Options. Subject to the limitations set forth in Section 3, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different exercise price, or in return for the grant of the same or a different number of Shares. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, adversely affect his or her rights or obligations under such Option.

(k) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(g) below.

(b) Surrender of Stock. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Optionee or his representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary prior to the award. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(b).

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(d) Cashless Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Promissory Note. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note. However, the par value of the Common Shares being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents.

(g) Other Forms of Payment. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(h) Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Agreement or Restricted Stock Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. Outstanding SARs held by a Participant shall become vested fully exercisable as to all Common Shares subject to such SAR (i) in the event that a Change in Control occurs with respect to that Participant or (ii) upon written notice of the Company’s intent to Delist.

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(f) Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification or Assumption of SARs. Subject to the limitations set forth in Section 3, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, may alter or impair his or her rights or obligations under such SAR.

SECTION 10. STOCK UNITS.

(a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. Outstanding Awards of Stock Units that vest based on time that are held by a Participant shall become vested in full (i) in the event that a Change in Control occurs with respect to that Participant or (ii) upon written notice of the Company’s intent to Delist. The Committee may determine, at the time of granting Stock Units that vest based on performance metrics or thereafter, that all or part of such performance based Stock Units shall become vested (i) in the event that a Change in Control occurs with respect to that Participant or (ii) upon written notice of the Company’s intent to Delist.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any

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later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11. ADJUSTMENT OF SHARES.

(a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(i) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Section 5;

(ii) The limitations set forth in Section 5(a) and (b);

(iii) The number of Stock Units to be granted to Outside Directors under Section 4(b);

(iv) The number of Shares covered by each outstanding Option and SAR;

(v) The Exercise Price under each outstanding Option and SAR; or

(vi) The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for:

(i) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii) The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

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(iv) Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

(v) Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

(d) Reservation of Rights. Except as provided in this Section 11, an Optionee or Offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 12. DEFERRAL OF AWARDS.

The Committee (in its sole discretion) may permit or require a Participant to:

(a) Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Section 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 12.

SECTION 13. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 14. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 14 shall be effective unless and until the Board has determined to implement such provision.

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(b) Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Section 14 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

SECTION 15. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable.

SECTION 16. WITHHOLDING TAXES.

(a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the legally required minimum tax withholding.

SECTION 17. TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 17 shall be void and unenforceable against the Company.

SECTION 18. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any right or Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

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SECTION 19. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically ten (10) years after its adoption by the Board. The Plan may be terminated on any earlier date pursuant to Subsection (b) below.

(b) Right to Amend or Terminate the Plan. The Board of Directors may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect any Award previously granted under the Plan.

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SECTION 20. EXECUTION.

To record the amendment and restatement of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

MULTI-FINELINE ELECTRONIX, INC.
By
Name	Christine Besnard
Title	Secretary

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2004 STOCK INCENTIVE PLAN

Appendix A

Amendment to Multi-Fineline Electronix, Inc.’s

2004 Stock Incentive Plan

WHEREAS, Multi-Fineline Electronix, Inc. (the “Company”) maintains the Multi-Fineline Electronix Inc. 2004 Stock Incentive Plan (the “Plan”);

WHEREAS, the Compensation Committee (“Committee”) of the Company’s Board of Directors (the “Board”) may amend the Plan pursuant to Section 19(b) of the Plan;

WHEREAS, the Committee considers it desirable to amend the Plan (i) to permit the grant of performance shares, performance units, and cash-based awards to Plan participants; (ii) to permit the grant of Awards that shall be considered “performance-based” awards under Section of 162(m) of the Internal Revenue Code; and (iii) to make other desirable changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective January 13, 2009 by adding to the end thereof the following Appendix A:

APPENDIX A

Article A-1: General Provisions

Section A-1.1—Eligibility. Only Employees shall be eligible for the grant of Performance Shares, Performance Units, and Cash-Based Awards as described herein.

Section A-1.2—Conflicts Between Appendix A and Plan. The Plan provides a complete description of the terms and conditions governing this Appendix A. If there is any inconsistency between the terms of this Appendix and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Appendix A. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

Section A-1.3—Terms Incorporated by Reference. The terms of the Plan are hereby incorporated by reference into this Appendix A.

Section A-1.4—Definition of Award. The definition of “Award” shall include Performance Shares, Performance Units, and Cash-Based Awards.

Section A-1.5—Share Authorization Pool. For purposes of Section 5(a), the aggregate number of Performance Units (which are stock settled) awarded under the plan and Performance Shares plus the aggregate number of Options, SARs, Stock Units, and Restricted Shares awarded under the Plan shall not exceed the maximum number of Shares available under the Plan as computed under Section 5(a).

Section A-1.6—Additional Shares. If Performance Shares are forfeited prior to being earned, then such Shares shall again become available for Awards under the Plan. If Performance Shares and Performance Units are settled, then only the number of Shares (if any) actually issued in settlement of such Performance Shares and Performance Units shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.

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Article A-2: Performance Shares

Section A-2.1—Performance Share. A “Performance Share” shall mean a Share awarded under this Article A-2.

Section A-2.2—Grant of Performance Shares. The Committee, at any time and from time to time, may grant Performance Shares to a Participant in such amounts and upon such terms as the Committee shall determine; provided that the grant of Performance Shares shall be subject to the terms and conditions of the Plan and this Appendix A.

Section A-2.3—Performance Share Award Agreement. Each grant of Performance Shares shall be evidenced by a Performance Share Award Agreement that shall specify the number of Performance Shares granted, the performance period over which such Performance Shares may be earned, the applicable performance goals, and such other provisions as the Committee shall determine.

Section A-2.4—Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which such performance goals are met, shall determine the value and/or number of Performance Shares that will be paid to the Participant.

Section A-2.5—Earning of Performance Shares. After the applicable performance period has ended, the holder of Performance Shares shall be entitled to receive a settlement based on the number of Performance Shares earned over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The determination of the extent to which Performance Shares are earned at the conclusion of the applicable performance period shall be made by the Committee in its sole discretion.

Section A-2.6—Form and Timing of Payment of Performance Shares. The Committee, in its sole discretion, shall pay at the close of the applicable performance period or as soon as practicable thereafter, but no later than the fifteenth day of the third month of the calendar year following the calendar year in which the applicable performance period ends, any earned Performance Shares in the form of cash or in Shares (or in a combination thereof), as specified in a Participant’s Performance Share Award Agreement. Any Shares paid to a Participant under this Section A-2.6 may be subject to any restrictions deemed appropriate by the Committee.

Section A-2.7—Termination of Service. Each Performance Share Award Agreement shall set forth the extent to which the Participant shall vest in or forfeit Performance Shares following termination of the Participant’s Service with or provision of services to the Company or any Parent or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Performance Share Award Agreement entered into with each Participant, need not be uniform among all Performance Shares awarded pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Section A-2.8—Voting and Dividend Rights. The holders of Performance Shares shall have no voting rights. Prior to settlement or forfeiture, a Performance Share awarded under the Plan may, at the Committee’s sole discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Performance Share is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Performance Shares to which they attach.

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Section A-2.9—Amendments. Within the limitations of the Plan, the Committee may modify an Award of outstanding Performance Shares. However, neither such modification nor any amendment or termination of the Plan approved by the Board of Directors pursuant to Section 19(b) at the time such Performance Shares are outstanding shall adversely affect the rights of the holder of such Performance Shares without the consent of the holder.

Article A-3: Performance Units

Section A-3.1—Performance Unit. A “Performance Unit” shall mean an award granted under this Article A-3.

Section A-3.2—Grant of Performance Units. The Committee, at any time and from time to time, may grant Performance Units to a Participant in such amounts and upon such terms as the Committee shall determine; provided that the grant of Performance Units shall be subject to the terms and conditions of the Plan and this Appendix A.

Section A-3.3—Performance Unit Award Agreement. Each grant of Performance Units shall be evidenced by a Performance Unit Award Agreement that shall specify the number of Performance Units granted, the initial notional value of each Performance Unit, the performance period over which such Performance Units may be earned, the applicable performance goals, and such other provisions as the Committee shall determine.

Section A-3.4—Value of Performance Unit. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee in its sole discretion. The Committee shall set performance goals in its discretion which, depending on the extent to which such performance goals are met, shall determine the value of the Performance Units that will be paid to the Participant.

Section A-3.5—Earning of Performance Units. After the applicable performance period has ended, the holder of Performance Units shall be entitled to receive a settlement based on the number of Performance Units earned over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The determination of the extent to which Performance Units are earned at the conclusion of the applicable performance period shall be made by the Committee in its sole discretion.

Section A-3.6—Form and Timing of Payment of Performance Units. The Committee, in its sole discretion, shall pay at the close of the applicable performance period or as soon as practicable thereafter, but no later than the fifteenth day of the third month of the calendar year following the calendar year in which the applicable performance period ends, any earned Performance Units in the form of cash or in Shares (or in a combination thereof), as specified in a Participant’s Performance Unit Award Agreement. Any Shares paid to a Participant under this Section A-3.6 may be subject to any restrictions deemed appropriate by the Committee.

Section A-3.7—Termination of Service. Each Performance Unit Award Agreement shall set forth the extent to which the Participant shall vest in or forfeit Performance Units following termination of the Participant’s Service with or provision of services to the Company or any Parent or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Performance Unit Award Agreement entered into with each Participant, need not be uniform among all Performance Units awarded pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Section A-3.8—Amendments. Within the limitations of the Plan, the Committee may modify an Award of outstanding Performance Units. However, neither such modification nor any amendment or termination of the

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Plan approved by the Board of Directors pursuant to Section 19(b) at the time such Performance Units are outstanding shall adversely affect the rights of the holder of such Performance Units without the consent of the holder.

Article A-4: Cash-Based Awards

Section A-4.1—Cash-Based Awards. A “Cash-Based Award” shall mean awards granted under this Article A-4.

Section A-4.2—Grant of Cash-Based Awards. The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine; provided that the grant of Cash-Based Awards shall be subject to the terms and conditions of the Plan and this Appendix A.

Section A-4.3—Value of Cash-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

Section A-4.4—Form and Timing of Payment of Cash-Based Awards. The Committee shall determine the amount of Cash-Based Awards to be paid and the timing of such payment in accordance with its terms but payment shall be no later than the fifteenth day of the third month of the calendar year following the calendar year in which the Cash-Based Award is earned.

Section A-4.5—Termination of Service. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards following termination of the Participant’s Service with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Cash-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Section A-4.6—Amendments. Within the limitations of the Plan, the Committee may modify a Cash-Based Award to the extent such Award is evidenced by an award agreement. However, neither such modification nor any amendment or termination of the Plan approved by the Board of Directors pursuant to Section 19(b) at the time such Cash-Based Awards are outstanding shall adversely affect the rights of the holder of such Cash-Based Awards without the consent of the holder.

Article A-5: Performance-Based Compensation

Section A-5.1—Special Definitions for Performance-Based Compensation.

(a)	“Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. The Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section A-5.5 to reduce the Award otherwise determined by the Payout Formula.

(b)	“Award Pool” means the total dollars or percentage of any one or more of the Performance Measures (if any) designated to fund Actual Awards payable for any Performance Period.

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(c)	“Base Salary” means as to any Performance Period, 100% of the Participant’s annualized salary rate on the last day of each fiscal year or on the last day of the last applicable fiscal year for any Performance Period, as determined by the Committee. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(d)	“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Internal Revenue Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(e)	“Determination Date” means as to any Performance Period of the Company, (x) the first day of such Performance Period, or (y) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

(f)	“Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

(g)	“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section A-5.5, above, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(h)	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

(i)	“Performance Period” means any period as determined by the Committee in its sole discretion.

(j)	“Target Award” means the target award payable under the Plan to a Participant for the Performance Period as determined by the Committee in accordance with Section A-5.4 and may be (a) expressed as a percentage of a Participant’s Base Salary, (b) expressed as a percentage of the Award Pool, or (c) a specified amount determined by the Committee in accordance with Section A-5.4.

Section A-5.2—Performance-Based Compensation. The Committee may designate whether an Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Awards designated by the Committee to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures (as set forth in Section A-5.12), to the extent required by Code Section 162(m). On or prior to the Determination Date, the Committee shall select the Employees who shall receive Performance-Based Compensation. Grants of Performance-Based Compensation are in the sole discretion of the Committee, and on a Performance Period by Performance Period basis.

Section A-5.3—Determination of Performance Measures. On or prior to the Determination Date, the Committee shall establish the Performance Measures for each Participant for the Performance Period. Such Performance Measures shall be set forth in writing.

Section A-5.4—Determination of Award Pool. On or prior to the Determination Date, the Committee may establish an Award Pool, if any, for any Performance Period.

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Section A-5.5—Determination of Target Awards. On or prior to the Determination Date, the Committee shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

Section A-5.6—Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Measures, (c) provide for the payment of a Participant’s Target Award if the Performance Measures for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Measures. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed the Maximum Award (as set forth in Section A-5.14).

Section A-5.7—Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward.

Section A-5.8—Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

Section A-5.9—Timing of Payment. Payment of each Actual Award shall be made as soon as practicable after the Committee determines the amount of the Actual Award (if any) under Section A-5.6 but in no event later than the fifteenth day of the third month of the calendar year following the calendar year in which the applicable Performance Period ends.

Section A-5.10—Termination Prior to the Date the Actual Award for the Performance Period is Paid. If a Participant terminates Service with the Company for any reason after the end of the applicable Performance Period but prior to the date the Actual Award for such Performance Period is paid, the Participant shall be entitled to the payment of the Actual Award for the Performance Period subject to reduction or elimination under Section A-5.7 based on the circumstances surrounding such termination of Service.

Section A-5.11—Termination Prior to End of the Performance Period for Reasons other than Death or Disability. If a Participant terminates Service with the Company prior to the end of the applicable Performance Period for any reason other than death or Disability, the Committee shall reduce the Participant’s Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under Section A-5.7 based on the circumstances surrounding such termination of Service).

Section A-5.12—Termination Prior to the End of the Performance Period Due to Death or Disability. If a Participant terminates Service with the Company prior to the end of the applicable Performance Period due to death or Disability, the Participant (or in the case of the Participant’s death, the Participant’s beneficiary) shall be entitled to the payment of the Actual Award for the Performance Period subject to reduction or elimination under Section A-5.7.

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2004 STOCK INCENTIVE PLAN

Section A-5.13—Payment in the Event of a Change in Control. In the event of a Change in Control, the Performance Measures for the Performance Period in which such Change in Control takes place shall be deemed achieved as of the date immediately prior to the effective date of such Change in Control and a Participant’s Target Bonus shall be paid on the effective date of such Change in Control; provided, however, the Committee, in its sole discretion, may eliminate or reduce the Target Award payable to any Participant below that which otherwise would be payable.

Section A-5.14—Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Performance Period, the Actual Award shall be paid to the Participant’s beneficiary. If a Participant fails to designate a beneficiary or if each person designated as a beneficiary predeceases the Participant or dies prior to payment of an Actual Award, then the Committee shall direct the payment of such Actual Award to the Participant’s estate.

Section A-5.15—Code Section 162(m) Annual Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 11, shall apply to grants of such Awards under this Plan:

(a)	Equity-Based Awards: The maximum aggregate number of Shares subject to Performance Shares, Restricted Stock, and Stock Units granted with respect to any one fiscal year of the Company to any one Participant shall be 1,500,000 shares.

(b)	Performance Units: The maximum aggregate value of Performance Units that a Participant may be paid with respect to any one fiscal year of the Company may not exceed $10,000,000.

(c)	Cash-Based Awards: The maximum aggregate amount paid or credited with respect to Cash-Based Awards to any one Participant for any Performance Period may not exceed $10,000,000 for each twelve (12) months in a Performance Period (proportionately adjusted for periods less than twelve (12) months) (the “Maximum Award”). The Maximum Award is the maximum amount which may be paid to a Participant for any Performance Period.

Section A-5.16—Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Operating earnings;
(d)	Net sales;
(e)	Sales growth;
(f)	Net revenues;
(g)	Revenue growth;
(h)	Net operating profit;
(i)	Net operating profit growth;
(j)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(k)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(l)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(m)	Gross or operating margins;
(n)	Productivity ratios;
(o)	Share price (including, but not limited to, growth measures and total shareholder return);
(p)	Expense targets;

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

(q)	Margins;
(r)	Operating efficiency;
(s)	Market share;
(t)	Customer satisfaction;
(u)	Working capital targets;
(v)	Operating margin;
(w)	Pre-tax profit; and
(x)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

Any Performance Measure(s) may be used to measure the performance of the Company or any Parent or Subsidiary as a whole or any business unit of the Company or any Parent or Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Measure (o) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section A-5.12.

Section A-5.17—Evaluation of Performance. The Committee may provide in any Award that is intended to qualify as Performance-Based Compensation that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, and (h) any other adjustment item permissible under Code Section 162(m). To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Section A-5.18—Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section A-5.12.

Article A-6: Additional Committee Responsibilities

Section A-6.1—Additional Committee Responsibilities. In addition to responsibilities in Section 3(d) of the Plan, the Committee shall have the full authority and discretion to take the following actions:

(a)	To determine when and to whom Performance Shares, Performance Units, and Cash-Based Awards are to be awarded under the Plan;

(b)	To prescribe the terms and conditions of each Performance Share and Performance Unit, including (without limitation) the applicable performance measures, performance period and, in the case of Performance Shares, to set the number of shares or range of shares that may be earned or, in the case of Performance Units, to set the value or range of values that may be earned;

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

(c)	To prescribe the terms and conditions of each Cash-Based Award, including (without limitation) to determine performance measures, if applicable, and to specify payment amount or amounts that may be earned;

(d)	To amend any outstanding Performance Share Award Agreement, Performance Unit Award Agreement, or any award agreement applicable to a Cash-Based Award, subject to applicable legal restrictions and to the consent of the Participant who entered into such agreement if the Participant’s rights or obligations would be adversely affected; and

(e)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Performance Share Award Agreement, any Performance Unit Award Agreement or any award agreement, applicable to a Cash-Based Award.

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

PROXY

MULTI-FINELINE ELECTRONIX, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting March 9, 2011

The undersigned hereby constitutes and appoints Reza Meshgin and Thomas Liguori (each, a “Proxy” and together, the “Proxies”), and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. to be held at the Company’s headquarters, 3140 East Coronado Street, Anaheim, California 92806 on Wednesday, March 9, 2011, at 9:00 a.m. Pacific Standard Time and at any postponement or adjournment thereof, on all matters coming before said meeting.

Copies of the 2011 Proxy Statement and the 2010 Annual Report to Stockholders are also available online at www.mflex.com\proxymaterials

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

P	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

R

O	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENT?

X

Y

☒	Please mark votes as in this example.

2011 Annual Meeting – March 9, 2011

The Board of Directors recommends a vote FOR all the director nominees listed below, FOR Proposals 2, 3, and 4 and FOR “ONE YEAR” on Proposal 5.

1.	Election of Directors
	Kheng-Joo Khaw	☐ FOR	☐ WITHHOLD
	Linda Yuen-Ching Lim, Ph.D.	☐ FOR	☐ WITHHOLD
	Sam Yau	☐ FOR	☐ WITHHOLD

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval of the amendment and restatement of the Amended and Restated 2004 Stock Incentive Plan.	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Advisory vote on executive compensation.	☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Advisory vote on the frequency of the advisory vote on executive compensation.	☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

6.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Mark box at right if you plan to attend the Annual Meeting.  ☐

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature	Date	Signature	Date